AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 2003, REGISTRATION NO. 333-107122
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      -------------------------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               NOVADEL PHARMA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                        2834                 22-2407152
------------------------------- ---------------------------- ------------------
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE)     IDENTIFICATION NO.)


                               NOVADEL PHARMA INC.
                              25 MINNEAKONING ROAD
                              FLEMINGTON, NJ 08822
                                 (908) 782-3431
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             GARY A. SHANGOLD, M.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               NOVADEL PHARMA INC.
                              25 MINNEAKONING ROAD
                              FLEMINGTON, NJ 08822
                                 (908) 782-3431

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENTS FOR SERVICE)
                      ------------------------------------
                                   COPIES TO:
                             STUART NEUHAUSER, ESQ.
                        BROWN RUDNICK BERLACK ISRAELS LLP
                              120 WEST 45TH STREET
                            NEW YORK, NEW YORK 10036
                                 (212) 704-0100

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. |_|

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. |_|

         IF THIS FORM IS POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. |_|

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. |_|
                                                              CONTINUED OVERLEAF


The information in this prospectus is not complete and may be changed. These

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------


================================== ================ ==================== ================== =================
                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                    OFFERING PRICE PER       AGGREGATE         AMOUNT OF
                                    AMOUNT TO BE         SECURITY         OFFERING PRICE    REGISTRATION FEE
     TITLE OF EACH CLASS OF          REGISTERED
   SECURITIES TO BE REGISTERED
---------------------------------- ---------------- -------------------- ------------------ -----------------

Common Stock(1)                      3,200,345           $2.10(2)          $6,720,724.50        $543.71
---------------------------------- ---------------- -------------------- ------------------ -----------------

Common Stock(3)                        840,099           $2.10(2)          $1,764,207.90        $142.72
---------------------------------- ---------------- -------------------- ------------------ -----------------

Common Stock(4)                        160,017           $2.10(2)           $336,035.70           $27.19
---------------------------------- ---------------- -------------------- ------------------ -----------------

Common Stock(1)                         56,781           $1.85(5)           $105,044.85          $8.50

---------------------------------- ---------------- -------------------- ------------------ -----------------
Total                                                                                          $722.12(6)
---------------------------------- ---------------- -------------------- ------------------ -----------------


(1)      Common stock outstanding held by selling securityholders.

(2) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Act") based upon the closing sales price of the common stock on July 16, 2003, as reported on the NASD OTC Bulletin Board.

(3) These shares of common stock are not outstanding and are issuable upon exercise of warrants (that are not being registered hereunder) to purchase common stock held by selling securityholders. In accordance with Rule 457(g) of the Act, the offering price is based on the highest of the following: (a) the price at which such warrants may be exercised or (b) the price of the common stock as determined in accordance with Rule 457(c) under the Act. See Footnote 2.

(4) These shares of common stock are not outstanding and are issuable upon exercise of warrants (that are not being registered hereunder) to purchase common stock held by selling securityholders. In accordance with Rule 457(g) of the Act, the offering price is based on the highest of the following: (a) the price at which such warrants may be exercised or (b) the price of the common stock as determined in accordance with Rule 457(c) under the Act. See Footnote 2.


(5) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Act") based upon the closing sales price of the common stock on September 9, 2003, as reported on the NASD OTC Bulletin Board.

(6)      $8.50 paid herewith.  $713.62 previously paid.



                                   ----------

         Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS                       SUBJECT TO COMPLETION; DATED SEPTEMBER 11, 2003


                        4,257,242 SHARES OF COMMON STOCK


                                       OF

                               NOVADEL PHARMA INC.


         We are registering up to 4,257,242 shares of our common stock for sale by certain shareholders of our company identified in this prospectus. These shareholders are referred to throughout this prospectus as "selling securityholders."


         These individuals who wish to sell their shares of our common stock may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares owned by the selling securityholders but will receive funds from the exercise of their warrants. Such proceeds will be used for working capital and general corporate purposes.


         Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "NVDL.OB". On September 9, 2003, the closing sales price for the common stock on the OTC Electronic Bulletin Board was $1.85 per share.

         Our principal executive offices are located at 25 Minneakoning Road, Flemington, NJ 08822. Our telephone number is (908) 782-3431.


         Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 7 before you decide to purchase any common stock.

                      ------------------------------------

         Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is _______ __, 2003


The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY................................................................................................3
SELECTED FINANCIAL DATA...........................................................................................6
SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.................................6
RISK FACTORS......................................................................................................7
USE OF PROCEEDS..................................................................................................14
SELLING SECURITYHOLDERS..........................................................................................15
PLAN OF DISTRIBUTION.............................................................................................17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................24
DESCRIPTION OF SECURITIES........................................................................................25
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................28
OUR BUSINESS.....................................................................................................29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................42
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS........................................................45
EXECUTIVE COMPENSATION...........................................................................................46
LEGAL MATTERS....................................................................................................52
EXPERTS..........................................................................................................52
AVAILABLE INFORMATION............................................................................................52




You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

         This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding NovaDel and our financial statements and the related notes appearing elsewhere in this prospectus.

                                   OUR COMPANY

         NovaDel (formerly known as Flemington Pharmaceutical Corporation), is engaged in the development of novel application drug delivery systems for presently marketed prescription and over-the-counter ("OTC") drugs. Our (both patented and patent-pending) delivery systems are lingual sprays, enabling drug absorption through the oral mucosa and more rapid absorption into the bloodstream than presently available oral delivery systems. Our proprietary delivery system enhances and greatly accelerates the onset of the therapeutic benefits which the drugs are intended to produce. We refer to our delivery system as Immediate-Immediate Release (I2RTM) because our delivery system is designed to provide therapeutic benefits within minutes of administration. Our development efforts for our novel drug delivery system are concentrated on drugs which are already available and proven in the marketplace. In addition to increasing bioavailability by avoiding metabolism by the liver before entry into the bloodstream, we believe that our proprietary delivery system offers the following significant advantages: (i) improved drug safety profile by reducing the required dosage, including possible reduction of side-effects; (ii) improved dosage reliability; (iii) allowing medication to be taken without water; and
(iv) improved patient convenience and compliance.

         In light of the material expense and delays associated with independently developing and obtaining approval of pharmaceutical products, we will seek to develop such products through collaborative arrangements with major pharmaceutical companies, which will fund that development. Due to our small revenue base, low level of working capital and the inability to conclude development agreements with major pharmaceutical companies, we have been unable aggressively to pursue our product development strategy. We will require significant additional financing and/or a strategic alliance with a well-funded development partner to undertake our business plan. See "Management Discussion and Analysis."


         At its inception in 1982, Novadel, then known as Pharmaconsult, was a consultant to the pharmaceutical industry, focusing on product development activities of various European pharmaceutical companies. Since 1992 NovaDel has used its consulting revenues to fund its own product development activities. Our focus on developing our own products evolved naturally out of our consulting experience for other pharmaceutical companies. Substantially all of our revenues previously were derived from our consulting activities. Consulting activities are no longer a material part of our business. In 1991, we changed our name to Flemington Pharmaceutical Corporation. Effective October 1, 2002, we changed our name to NovaDel Pharma Inc. Our principal business address is 25 Minneakoning Road, Flemington, New Jersey, 08822, and our telephone number is (908) 782-3431.


RECENT PRIVATE OFFERING

         In April and May 2003, we sold Units (consisting of common stock and warrants) to accredited investors. Investors were issued one warrant for each four shares purchased. The warrants are exercisable for five years, at an exercise price of $2.00 per share. The securities were sold through Paramount Capital, Inc., a NASD broker- dealer. The gross proceeds of the private offering were approximately $4.8 million. For its services as placement agent, we paid Paramount a 7.5% commission fee of the aggregate amount raised (approximately $360,000) and also issued to Paramount warrants to purchase 160,017 shares of common stock at an exercise price of $1.65 and 40,004 shares of common stock at an exercise price of $2.00. In connection with the offering, we agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock and the shares underlying the warrants (as well as the shares underlying Paramount's warrants). We also agreed that if, at any time following the closing of the offering and continuing for a period of two (2) years thereafter, we offer shares of our common stock for sale in a capital raising transaction, we will permit the investors to purchase such number of shares of common stock to maintain their pro rata ownership percentages of NovaDel. We also agreed that if, at any time following the closing of the offering for a period of one year, we sold shares of common stock in a capital raising transaction (of at least $1 million) at a per share price less than $1.50, we will issue to the investors additional shares of common stock (so that they would receive their original shares at such lower price).

                                  THE OFFERING



Shares outstanding before offering/1/....................        17,968,389 shares of common stock.

Shares outstanding offered by selling securityholders            3,257,126 shares of common stock.


Shares underlying warrants offered by selling securityholders
                                                                 1,000,116 shares of common stock.

Plan of distribution.....................................        The offering of our shares of common stock
                                                                 is being made by shareholders of our
                                                                 company who wish to sell their shares.
                                                                 Sales of our common stock may be made by
                                                                 the selling securityholders in the open
                                                                 market or in privately negotiated
                                                                 transactions and at market prices, fixed
                                                                 prices or negotiated prices.

Use of                                                           We will not receive any of the proceeds
proceeds.....................................................    from the sale of the shares owned by the
                                                                 selling securityholders. However, we
                                                                 will receive funds from the exercise of
                                                                 warrants, if warrants are exercised for
                                                                 cash. Such funds, if any, will be used
                                                                 for working capital and general
                                                                 corporate purposes.



----------
/1/  As of June 30, 2003.

                             SELECTED FINANCIAL DATA


         The following selected financial data is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The financial information set forth below is audited with respect to the annual period ended July 31, 2002 and unaudited for the nine month period ended April 30, 2003, and has been prepared by our management.

--------------------------------------------------- ------------------ -- ---------------------------------------
                                                      9 Mos. Ended                     Years Ended
                                                         Apr. 30                         July 31
--------------------------------------------------- ------------------ -- ---------------------------------------
                                                          2003                 2002                   2001
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
SUMMARY OPERATING DATA
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Consulting Revenues. . . . . . . . . . . . . . .          $-0-               $339,000               $300,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Interest Income . . . . . . . . . . . . . . . . .        40,000               44,000                 23,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Total Revenues . . . . . . . . . . . . . . . . .         40,000               383,000                323,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Expenses . . . . . . . . . . . . . . . . . . . .        4,478,000            4,791,000              1,478,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
  Net Loss Before Taxes. . . . . . . . . . . . .       (4,438,000)          (4,378,000)            (1,155,000)
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
  Deferred Income Tax Benefit . . . . . . . . . .        84,000               88,000                 46,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
  Net Loss. . . . . . . . . . . . . . . . . . . .      (4,354,000)          (4,290,000)            (1,109,000)
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------

--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Net Loss Per Common Share . . . . . . . . . . .          $(.30)               $(.38)                 $(.18)
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------

--------------------------------------------------- ------------------ -- ---------------- ----- ----------------

--------------------------------------------------- ------------------ -- ---------------- ----- ----------------

--------------------------------------------------- ------------------ -- ---------------- ----- ----------------

--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
BALANCE DATA SHEET
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Working Capital . . . . . . . . . . . . . . . . .       1,980,000            3,095,000               646,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Total Assets . . . . . . . . . . . . . . . . . .        3,642,000            3,839,000               984,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Total Liabilities . . . . . . . . . . . . . . . .        747,000              316,000                88,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------
Shareholders' equity. . . . . . . . . . . . . . .       2,895,000            3,523,000               896,000
--------------------------------------------------- ------------------ -- ---------------- ----- ----------------

--------------------------------------------------- ------------------ -- ---------------- ----- ----------------


SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

         This prospectus includes "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933 apply to forward-looking statements made by us. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "plans," "future," "intends," "continue," "estimate" or "anticipates" or the negatives or variations of these terms, and other comparable terminology. In addition, any statements discussing strategy that involve risks and uncertainties are forward-looking.

         Forward-looking statements involve risks and uncertainties, including those risks and uncertainties identified in the section of this prospectus beginning on page 7 titled "Risk Factors" and those risks and uncertainties identified elsewhere in, or incorporated by reference into, this prospectus. Due to these risks and uncertainties, the actual results that we achieve may differ materially from these forward-looking statements. These forward-looking statements are based on current expectations, and we assume no obligation to update this information. In preparing this prospectus, we may have made a number of assumptions and projections about the future of our business. These assumptions and projections could be wrong for several reasons including, but not limited to, those factors identified in the "Risk Factors" section.

         You are urged to carefully review and consider the various disclosures that we make in this prospectus, any subsequent prospectus supplement and in our other reports filed with the Commission. These disclosures attempt to advise interested parties of the risk factors that may affect our business and the market price of our shares of common stock.

                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones we may face.

         WE HAVE A HISTORY OF LOSSES AND OUR AUDITORS HAVE QUALIFIED THEIR AUDIT OPINION WITH REGARD TO OUR ABILITY TO CONTINUE AS A GOING CONCERN

         We had an accumulated deficit at April 30, 2003 of approximately $14,167,000. We incurred operating losses in all of the last seven fiscal years ended July 31 including a net loss of approximately $4,290,000 for the year ended July 31, 2002 and $4,354,000 for the nine month period ended April 30, 2003. Because we increased our product development activities, we anticipate that we will incur substantial operating expenses in connection with continued development, testing and approval of our proposed products, and expect these expenses will result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate product sales levels. Because our rate of expenses is high, and our very limited resources, our auditors have qualified their audit opinion with regard to our ability to continue as a going concern.

  WE WILL REQUIRE SIGNIFICANT CAPITAL REQUIREMENTS FOR PRODUCT DEVELOPMENT AND
                               COMMERCIALIZATION

         We have significant capital requirements necessary to fund planned expenditures in connection with the research, development, testing and approval of our proposed products. We anticipate, based on our current proposed plans and assumptions relating to our operations (including the timetable of, and costs associated with, new product development), that the proceeds of our recent private placements and projected cash flow from operations will be sufficient to satisfy our contemplated cash requirements for the remainder of the calendar year 2003. Due to our small revenue base, low level of working capital and inability to increase the number of development agreements with pharmaceutical companies, we have been unable to aggressively pursue our product development strategy. We will require significant additional financing and/or a strategic alliance with a well-funded development partner to aggressively pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing, and there can be no assurance that additional financing will be available to us on acceptable terms, if at all. Unless we raise additional financing or significantly reduce our expenses, we will not have sufficient funds and we will not be to complete development and commercialization of our proposed products or continue operating. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   OUR BUSINESS AND REVENUE IS DEPENDENT ON THE SUCCESSFUL DEVELOPMENT OF OUR
                                    PRODUCTS

         Revenue received from our product development consists of payments by pharmaceutical companies for research and bioavailability studies, pilot clinical trials, and similar milestone-related payments. Our future growth and profitability will be dependent upon our ability successfully to raise additional funds to complete the development of, obtain regulatory approvals for, and license out or market, our proposed products. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by frequent new product introductions. We anticipate that we will incur substantial operating expenses in connection with the development, testing and approval of our proposed products and expect these expenses to result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate levels of sales or license revenues. There can be no assurance that we will be able to raise additional financing, increase revenues significantly, or achieve profitable operations.

         WE DO NOT HAVE COMMERCIALLY AVAILABLE PRODUCTS

         Our principal efforts are the development of, and obtaining regulatory approvals for, our proposed products. We anticipate that marketing activities for our proprietary products, whether by us or one or more licensees, will not begin until 2004 at the earliest. Accordingly, it is not anticipated that we will generate any revenues from royalties or sales of proprietary products until regulatory approvals are obtained and marketing activities begin. There can be no assurance that any of the proposed proprietary products will prove to be commercially viable, or if viable, that they will reach the marketplace on the timetables desired by us. The failure or the delay of these products to achieve commercial viability would have a material adverse effect on us. See "Business - Proposed Products" and " - Government Regulation."

         WE HAVE NOT COMPLETED PRODUCT DEVELOPMENT

         The development of our proposed products has not been completed and we will be required to devote considerable effort and expenditures to complete such development. In addition to obtaining adequate financing, satisfactory completion of development, testing, government approval and sufficient production levels of such products must be obtained before the proposed products will become available for commercial sale. We do not anticipate generating material revenue from product sales until perhaps 2004 or thereafter. Other potential products remain in the conceptual or very early development stage and remain subject to all the risks inherent in the development of pharmaceutical products, including unanticipated development problems, and possible lack of funds to undertake or continue development. These factors could result in abandonment or substantial change in the development of a specific formulated product. There can be no assurance that any of our proposed products will be successfully developed, be developed on a timely basis or be commercially accepted once developed. The inability to successfully complete development, or a determination by us, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which we have made significant capital expenditures, could have a material adverse effect on us.

         WE DO NOT HAVE DIRECT CONSUMER MARKETING EXPERIENCE

         We have no experience in marketing or distribution at the consumer level of our proposed proprietary products. Moreover, we do not have the financial or other resources to undertake extensive marketing and advertising activities. Accordingly, we intend generally to rely on marketing arrangements, including possible joint ventures or license or distribution arrangements with third parties. We have not entered into any significant agreements or arrangements with respect to the marketing of our proposed products, and there can be no assurance that we will do so in the future or that any such products can be successfully marketed. Our strategy to rely on third party marketing arrangements could adversely affect our profit margins. See "Business - Marketing and Distribution."

         WE MUST COMPLY WITH GOOD MANUFACTURING PRACTICES

         The manufacture of our pharmaceutical products will be subject to current Good Manufacturing Practices ("cGMP") prescribed by the FDA, pre-approval inspections by the FDA or foreign authorities, or both, before commercial manufacture of any such products and periodic cGMP compliance inspections thereafter by the FDA. There can be no assurance that we or any third party manufacturer will be able to comply with cGMP or satisfy pre- or post-approval inspections in connection with the manufacture of our proposed products. Failure or delay by us or any such manufacturer to comply with cGMP or satisfy pre- or post-approval inspections would have a material adverse effect on us. See "Business-- Manufacturing."

         WE ARE DEPENDENT ON OUR SUPPLIERS

         We believe that the active ingredients used in the manufacture of our proposed pharmaceutical products are presently available from numerous suppliers located in the United States, Europe, India and Japan.

         We believe that certain raw materials, including inactive ingredients, are available from a limited number of suppliers and that certain packaging materials intended for use in connection with our spray products currently are available only from sole source suppliers. Although we do not believe we will encounter difficulties in obtaining the inactive ingredients or packaging materials necessary for the manufacture of our products, there can be no assurance that we will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such materials. We have a written supply agreement with Dynamit Nobel for certain raw materials for the nitroglycerin lingual spray product. With respect to other suppliers, we operate primarily on a purchase order basis beyond which there is no contract memorializing our purchasing arrangements. The inability to enter into agreements or otherwise arrange for adequate or timely supplies of principal raw materials and the possible inability to secure alternative sources of raw material supplies could have a material adverse effect on our ability to arrange for the manufacture of formulated products. In addition, development and regulatory approval of our products are dependent upon our ability to procure active ingredients and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of a supplemental application to use a new supplier would be required if active ingredients or such packaging materials were no longer available from the originally specified supplier, which could result in manufacturing delays. See "- Business- Raw Materials and Suppliers."

         WE FACE INTENSE COMPETITION

         The markets which we intend to enter are characterized by intense competition. We or our licensees may be competing against established pharmaceutical companies which currently market products which are equivalent or functionally similar to those we intend to market. Prices of drug products are significantly affected by competitive factors and tend to decline as competition increases. In addition, numerous companies are developing or may, in the future, engage in the development of products competitive with our proposed products. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as enhanced dosage from technologies gain greater acceptance. Additionally, the markets for formulated products which we have targeted for development are intensely competitive, involving numerous competitors and products. Most of our prospective competitors possess substantially greater financial, technical and other resources than we do. Moreover, many of these companies possess greater marketing capabilities than we do, including the resources necessary to enable them to implement extensive advertising campaigns. There can be no assurance that we will have the ability to compete successfully. See "Business - Competition."

   THE ABSENCE OF PRODUCT LIABILITY INSURANCE COVERAGE MAY AFFECT OUR BUSINESS

         We may be exposed to potential product liability claims by consumers. We presently maintain no product liability insurance coverage. Although we will seek to obtain product liability insurance before the commercialization of any proprietary products, there can be no assurance that we will be able to obtain such insurance or, if obtained, that any such insurance will be sufficient to cover all possible liabilities to which we may be exposed. In the event of a successful suit against us, insufficiency of insurance coverage could have a material adverse effect on us. In addition, certain food and drug retailers require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Failure to satisfy such insurance requirements could impede the ability of us or our distributors to achieve broad retail distribution of our proposed products, which could have a material adverse effect on us. See "Business - Product Liability."

         EXTENSIVE GOVERNMENT REGULATION MAY AFFECT OUR BUSINESS

         The development, manufacture and commercialization of pharmaceutical products are generally subject to extensive regulation by various federal and state governmental entities. The FDA, which is the principal United States regulatory authority, has the power to seize adulterated or misbranded products and unapproved new drugs, to request their recall from the market, to enjoin further manufacture or sale, to publicize certain facts concerning a product and to initiate criminal proceedings. As a result of federal statutes and FDA regulations, pursuant to which new pharmaceuticals are required to undergo extensive and rigorous testing, obtaining pre-market regulatory approval requires extensive time and expenditures. Under the "FDC Act", a new drug may not be commercialized or otherwise distributed in the United States without the prior approval of the FDA. The FDA approval processes relating to new drugs differ, depending on the nature of the particular drug for which approval is sought. With respect to any drug product with active ingredients not previously approved by the FDA, a prospective drug manufacturer is required to submit a new drug application ("NDA"), including complete reports of pre-clinical, clinical and laboratory studies to prove such product's safety and efficacy. The NDA process generally requires, before the submission of the NDA, submission of an IND pursuant to which permission is sought to begin preliminary clinical testing of the new drug. An NDA, based on published safety and efficacy studies conducted by others, may also be required to be submitted for a drug product with a previously approved active ingredient if the method of delivery, strength or dosage form is changed. Alternatively, a drug having the same active ingredient as a drug previously approved by the FDA may be eligible to be submitted under an ANDA, which is significantly less stringent than the NDA approval process. While the ANDA process requires a manufacturer to establish bioequivalence to the previously approved drug, it permits the manufacturer to rely on the safety and efficacy studies contained in the NDA for the previously approved drug. We believe that products developed in spray dosage form will require submission of an NDA. We estimate that the development of new formulations of pharmaceutical products, including formulation, testing and obtaining FDA approval, generally takes four to seven years for the NDA process. There can be no assurance that our determinations will prove to be accurate or that pre-marketing approval relating to our proposed products will be obtained on a timely basis, or at all. The failure by us to obtain necessary regulatory approvals, whether on a timely basis, or at all, would have a material adverse effect on our business.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

         Our patents, pending patents and other intellectual property rights in the United States and in selected other countries may not be allowed or competitors may challenge the validity or scope of these rights. In addition, our intellectual property rights may not provide us with a significant competitive advantage. In addition, competitors may design around our proprietary technology or develop competing technologies. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we may offer our product.

         We rely on a combination of patents, trademarks, trade secrets, confidentiality agreements and licensing arrangements to establish and protect our proprietary technology. Employees, consultants and customers have access to our proprietary and confidential information. Any misuse or misappropriation of this intellectual property could have an adverse impact on our business. We take steps to control access to, and the distribution of, our proprietary information. We cannot guarantee, however, that such safeguards will protect our intellectual property and other valuable competitive information. If we fail to successfully enforce our intellectual property rights, our competitive position will suffer.

         Because our success depends on our proprietary technology, if third parties infringe our intellectual property, we may be forced to expend significant resources enforcing our rights or suffer competitive injury. We may not be able to detect infringement and may lose our competitive position in the market before we do so.

         Although there are no pending lawsuits regarding our technology or notices that we are infringing upon intellectual property rights of others, litigation or infringement claims may occur in the future. Such litigation or claims could result in substantial costs, and diversion of resources and could have a material adverse effect on our business, financial condition, and results of operations.

         WE ARE DEPENDENT ON EXISTING MANAGEMENT

         Our success is substantially dependent on the efforts and abilities of our President and Chief Executive Officer, Gary A. Shangold, MD, our founder and Chief Scientific Officer, Harry A. Dugger, III, Ph.D., our Chairman, John Klein, our Chief Financial Officer, Donald Deitman, our Vice President - Formulation Development, Mohammed Abd El-Shafy, Ph.D., and our Vice President-New Business and Product Development, Barry Cohen. Mr. Klein is not required to devote full time to us. Decisions concerning our business and our management are and will continue to be made or significantly influenced by these individuals. The loss or interruption of their continued services would have a materially adverse effect on our business operations and prospects.

         WE ARE CONTROLLED BY CURRENT STOCKHOLDERS, OFFICERS AND DIRECTORS

         Our directors, executive officers and principal stockholders and certain of our affiliates have the ability to influence the election of our directors and most other stockholder actions. Management and our affiliates currently beneficially own (including shares they have the right to acquire) approximately 78% of our common stock. Specifically, Dr. Rosenwald has the ability to exert significant influence over the election of the Board of Directors and other matters submitted to our stockholders for approval. These arrangements may discourage or prevent any proposed takeover of NovaDel, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. Such stockholders may influence corporate actions, including influencing elections of directors and significant corporate events.

  THERE IS A POTENTIAL ADVERSE EFFECT IF WE REDEEM OUR PUBLICLY TRADED WARRANTS

         The 680,000 warrants issued in connection with our initial public offering may be redeemed by us, at a redemption price of $.10 per warrant, upon not less then thirty days prior written notice provided the last sale price of our common stock on the NASD OTC Bulletin Board, Nasdaq (or another national securities exchange) for twenty consecutive trading days ending within three days of the notice of redemption, equals or exceeds 200% of the current warrant exercise price ($5.80), subject to adjustment. Redemption of the warrants could force the holders thereof to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption. The warrants expire on November 18, 2003.

         THE LIMITED PRIOR PUBLIC MARKET AND TRADING MARKET MAY CAUSE POSSIBLE VOLATILITY IN OUR STOCK PRICE

         There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Stock market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuation, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR
                                   SECURITIES

         The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

         Shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

     o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

         Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

 ADDITIONAL AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK AVAILABLE FOR
                    ISSUANCE MAY ADVERSELY AFFECT THE MARKET


         We are authorized to issue 50,000,000 shares of our common stock. As of June 30, 2003 there were 17,968,389 shares of our common stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include the exercise of options or warrants. We have reserved up to 14,360,409 shares of our common stock for issuance upon exercise of stock options and warrants. Of the reserved shares, a total of 2,800,000 shares have been reserved among NovaDel's 1992, 1997 and 1998 Stock Option Plans, of which options to purchase an aggregate of 300,000, 450,000 and 1,152,500 shares have been issued under the respective Plans. Another 3,800,000 shares are reserved for issuance and available for the options granted pursuant to the terms of certain employment agreements. A significant number of such options and warrants contain provisions for cashless exercise.


         Exercise of the outstanding convertible securities, will reduce the percentage of common stock held by the public stockholders. Further, the terms on which we could obtain additional capital during the life of the convertible securities may be adversely affected, and it should be expected that the holders of the convertible securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such convertible securities. As a result, any issuance of additional shares of common stock may cause our current shareholders to suffer significant dilution which may adversely affect the market.

         In addition to the above-referenced shares of common stock which may be issued without shareholder approval, we have 1,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no issued and outstanding shares of preferred stock and while we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock could have an adverse effect on the holders of common stock.

         SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET


         Of the 17,968,389 shares of common stock (as of June 30, 2003) held by our present stockholders, 14,555,349 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of NovaDel and who has satisfied a two-year holding period. In addition, 3,257,126 shares of our outstanding common stock are being registered for resale by certain selling stockholders.

         We have reserved up to 14,360,409 shares of common stock for issuance upon exercise of various stock options and warrants, of which 1,600,000 shares were registered under a Registration Statement on Form S-8 under the Act. Any substantial sale of common stock pursuant to Rule 144 may have an adverse effect on the market price of our securities.


         LIMITATION ON DIRECTOR/OFFICER LIABILITY

         As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

         WE HAVE NO HISTORY OF PAYING DIVIDENDS ON OUR COMMON STOCK

         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares owned by the selling securityholders. However, we will receive funds from the exercise of warrants, if warrants are exercised. Some of the warrants contain provisions for cashless exercise. We intend to use all of such proceeds for working capital and general corporate purposes. Pending use of the proceeds, they will be invested in short-term, interest bearing securities or money market funds.

                             SELLING SECURITYHOLDERS

         The following table sets forth the shareholders who are offering their shares for sale under this prospectus, the amount of shares owned by such shareholder prior to this offering, the amount to be offered by such shareholder and the amount to be owned by such shareholders following completion of the offering. The prior-to-offering figures are as of June 30, 2003. All share numbers are based on information that these shareholders supplied to us. This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

         The percentage interest of each selling securityholder is based on the beneficial ownership of that selling securityholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling securityholder (but not any other selling shareholder) when exercising warrants or other rights in the future.


------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
                                                                                                  NUMBER OF      NUMBER OF
                                                              NUMBER OF SHARES                      SHARES      SHARES OWNED
                                                               OWNED PRIOR TO    PERCENTAGE OF      BEING      AFTER OFFERING
                                             POSITION WITH        OFFERING        SHARES OWNED     OFFERED
                   NAME                         NOVADEL
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------

------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Mark Berg SEP IRA(1)                              None             250,000           1.39%         250,000           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Smithfield Fiduciary, LLC (2)                     None             125,000             *           125,000           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Isaac R. Dweck (3)                                None             125,000             *           125,000           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Thomas J. Glennen (4)                             None             166,668             *           166,668           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Ewa Lipton (5)                                    None             20,834              *            20,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Mark Mazzer (6)                                   None             21,250              *            21,250           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Carmine Sanzo (7)                                 None             41,668              *            41,668           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Hillel Weinberger (8)                             None             125,000             *           125,000           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Trevor Colby IRA (9)                              None             41,668              *            41,668           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Robert Falk (10)                                  None             125,000             *           125,000           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Kash Family Trust (11)                            None             20,834              *            20,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Eli Levitin (12)                                  None             20,834              *            20,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Howard Schain (13)                                None             12,500              *            12,500           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Edmund & Mary Shea Real Property Trust            None             125,000             *           125,000           0
(14)
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Aaron Wolfson (15)                                None             33,334              *            33,334           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
South Ferry #2, LP (16)                           None             416,668           2.31%         416,668           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Cornell Capital Partners, LP (17)                 None             83,334              *            83,334           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Ivette's Isaac Dabah 2002 Trust (18)              None             245,834           1.36%         245,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Leonard Grunstein (19)                            None             20,834              *            20,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
The Mataponi Trust (20)                           None             20,834              *            20,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Riverside Contracting, LLC (21)                   None             41,668              *            41,668           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Ivan Kaufman (22)                                 None             83,334              *            83,334           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Howard Gittis (23)                                None             208,334           1.16%         208,334           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Harris R.L. Lydon, Jr. (24)                       None             20,834              *            20,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Bonnie B. Kazam (25)                              None             83,334              *            83,334           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Keys Foundation (26)                              None             565,568           3.13%         416,668        148,900
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Burton I. Koffman (27)                            None             20,834              *            20,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------

------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
                                                                                                  NUMBER OF      NUMBER OF
                                                              NUMBER OF SHARES                      SHARES      SHARES OWNED
                                                               OWNED PRIOR TO    PERCENTAGE OF      BEING      AFTER OFFERING
                                             POSITION WITH        OFFERING        SHARES OWNED     OFFERED
                   NAME                         NOVADEL
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
MHR Capital Partnership, LP (28)                  (28)             833,334           4.60%         833,334           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Michael A. Mullen (29)                            None             20,834              *            20,834           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
The Osterweis Revocable Trust (30)                None             41,668              *            41,668           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Wolcot Capital, Inc (31)                          None             37,500              *            37,500           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Dr. Tis Prager (32)                               None             145,168             *            41,668        103,500
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
David W. Ruttenberg (33)                          None             20,000              *            25,000           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Gary. J Strauss (34)                              None             41,668              *            41,668           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Bruno Widmer (35)                                 None             41,668              *            41,668           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
William Corcoran (36)                             None              1,938              *            1,938            0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Timothy McInerney (37)                            None             23,534              *            23,534           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Peter M. Kash (38)                                None             52,588              *            52,588           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Scott Katzmann (39)                               None             34,238              *            34,238           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Joshua Kazam (40)                                 None             49,494              *            49,494           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Michael Rosenman (41)                             None              8,250              *            8,250            0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
David M. Tanen (42)                               None             10,616              *            10,616           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Stephen C. Rocamboli (43)                         None             10,616              *            10,616           0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
John Knox (44)                                    None              1,250              *            1,250            0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
Basil Christakos (45)                             None              1,250              *            1,250            0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
JS & Co. (46)                                     None              6,250              *            6,250            0
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
John Moroney (47)                                 None             543,706           2.97%          56,781        486,925
------------------------------------------- ----------------- ------------------ --------------- ------------- ---------------
*        Less than one percent (1%).


(1)      Includes 50,000 warrants exercisable at $2.00 per share which expire in May, 2008.
(2)      Includes 25,000 warrants exercisable at $2.00 per share which expire in May, 2008.
(3)      Includes 25,000 warrants exercisable at $2.00 per share which expire in May, 2008.
(4)      Includes 33,334 warrants exercisable at $2.00 per share which expire in May, 2008.
(5)      Includes 4,167 warrants exercisable at $2.00 per share which expire in May, 2008.
(6)      Includes 4,250 warrants exercisable at $2.00 per share which expire in May, 2008.
(7)      Includes 8,334 warrants exercisable at $2.00 per share which expire in May, 2008.
(8)      Includes 25,000 warrants exercisable at $2.00 per share which expire in May, 2008.
(9)      Includes 8,334 warrants exercisable at $2.00 per share which expire in May, 2008.
(10)     Includes 25,000 warrants exercisable at $2.00 per share which expire in May, 2008.
(11)     Includes 4,167 warrants exercisable at $2.00 per share which expire in May, 2008.
(12)     Includes 4,167 warrants exercisable at $2.00 per share which expire in May, 2008.
(13)     Includes 2,500 warrants exercisable at $2.00 per share which expire in May, 2008.
(14)     Includes 25,000 warrants exercisable at $2.00 per share which expire in May, 2008.
(15)     Includes 6,667 warrants exercisable at $2.00 per share which expire in May, 2008.
(16)     Includes 83,334 warrants exercisable at $2.00 per share which expire in May, 2008.
(17)     Includes 16,667 warrants exercisable at $2.00 per share which expire in April, 2008.
(18)     Includes 49,167 warrants exercisable at $2.00 per share which expire in April, 2008.
(19)     Includes 4,167 warrants exercisable at $2.00 per share which expire in April, 2008.
(20)     Includes 4,167 warrants exercisable at $2.00 per share which expire in April, 2008.
(21)     Includes 8,334 warrants exercisable at $2.00 per share which expire in April, 2008.
(22)     Includes 16,667 warrants exercisable at $2.00 per share which expire in April, 2008.
(23)     Includes 41,667 warrants exercisable at $2.00 per share which expire in April, 2008.


(24)     Includes 4,167 warrants exercisable at $2.00 per share which expire in April, 2008.
(25)     Includes 16,667 warrants exercisable at $2.00 per share which expire in April, 2008.
(26)     Includes 83,334 warrants exercisable at $2.00 per share which expire in April, 2008.
(27)     Includes 4,167 warrants exercisable at $2.00 per share which expire in April, 2008.
(28)     Includes 166,667 warrants exercisable at $2.00 per share which expire in April, 2008. MHR
         Capital Partnership, L.P. is controlled by Mark H. Rachesky, a director of Novadel.
(29)     Includes 4,167 warrants exercisable at $2.00 per share which expire in April, 2008.
(30)     Includes 8,334 warrants exercisable at $2.00 per share which expire in April, 2008.
(31)     Includes 7,500 warrants exercisable at $2.00 per share which expire in April, 2008.
(32)     Includes 8,334 warrants exercisable at $2.00 per share which expire in April, 2008.
(33)     Includes 5,000 warrants exercisable at $2.00 per share which expire in April, 2008.
(34)     Includes 8,334 warrants exercisable at $2.00 per share which expire in April, 2008.
(35)     Includes 8,334 warrants exercisable at $2.00 per share which expire in April, 2008.
(36)     Includes  1,550  warrants  exercisable  at $1.65 per share and 388 warrants  exercisable  at
         $2.00 per share, which each expire in 2008.
(37)     Includes  18,827 warrants  exercisable at $1.65 per share and 4,707 warrants  exercisable at
         $2.00 per share, which each expire in 2008.
(38)     Includes 42,070 warrants  exercisable at $1.65 per share and 10,518 warrants  exercisable at
         $2.00 per share, which each expire in 2008.
(39)     Includes  27,390 warrants  exercisable at $1.65 per share and 6,848 warrants  exercisable at
         $2.00 per share, which each expire in 2008.
(40)     Includes  39,595 warrants  exercisable at $1.65 per share and 9,899 warrants  exercisable at
         $2.00 per share, which each expire in 2008.
(41)     Includes  6,600 warrants  exercisable  at $1.65 per share and 1,650 warrants  exercisable at
         $2.00 per share, which each expire in 2008.
(42)     Includes  8,493 warrants  exercisable  at $1.65 per share and 2,123 warrants  exercisable at
         $2.00 per share, which each expire in 2008.
(43)     Includes  8,493 warrants  exercisable  at $1.65 per share and 2,123 warrants  exercisable at
         $2.00 per share, which each expire in 2008.
(44)     Includes  1,000  warrants  exercisable  at $1.65 per share and 250 warrants  exercisable  at
         $2.00 per share, which each expire in 2008.
(45)     Includes  1,000  warrants  exercisable  at $1.65 per share and 250 warrants  exercisable  at
         $2.00 per share, which each expire in 2008.
(46)     Includes  5,000 warrants  exercisable  at $1.65 per share and 1,250 warrants  exercisable at
         $2.00 per share, which each expire in 2008.

(47)     Includes options to purchase 300,000 shares of common stock
         (exercisable at $1.84 per share), which expire in November 2007 and options to purchase 37,500 shares of common stock (exercisable at $2.69 per share), which expire in February 2012.



                              PLAN OF DISTRIBUTION

         In this section of the prospectus, the term "selling securityholder" means and includes: (1) the persons identified in the tables above as the selling securityholders and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

         The common stock offered by this prospectus may be sold from time to time directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer those shares through underwriters, brokers, dealers, agents or other intermediaries. The selling securityholders as of the date of this prospectus have advised us that at that time there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling securityholders may be effected in one or more transactions that may take place on the OTC Electronic Bulletin Board (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling securityholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTC Electronic Bulletin Board; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of the common stock.

         The selling securityholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling securityholder. The selling securityholder also may sell shares short and redeliver the shares to close out such short positions. The selling securityholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

         The selling securityholders also may lend or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

         Although the common stock covered by this prospectus are not currently being underwritten, the selling securityholders or their underwriters, brokers, dealers or other agents or other intermediaries that may participate with the selling securityholders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

         At the time a particular offer of common stock is made by or on behalf of a selling securityholder, to the extent required under applicable rules of the SEC, we will prepare a prospectus supplement setting forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers, agents or other intermediaries, if any, the purchase price paid by any underwriter for securities purchased from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to others, and the proposed selling price to the public.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling securityholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling securityholders.

         In order to comply with certain state securities laws, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by NovaDel. However, any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the common stock will be borne by the selling securityholders.

         We have agreed to indemnify certain of the selling securityholders against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which any of those securityholders may be required to make in respect thereof.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and directors

                  The names and ages of the directors and executive officers of NovaDel are set forth below. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board to service at the pleasure of the Board.

Name                                      Age      Position with NovaDel
----                                      ---      ---------------------
Gary A. Shangold, M.D.                    49       President, Chief Executive Officer and Director
Harry A. Dugger, III, Ph.D.               66       Chief Scientific Officer and Director
John Klein                                56       Chairman of the Board
Donald Deitman                            60       Chief Financial Officer

Robert F. Schaul, Esq.                    64       Secretary and Director

William F. Hamilton, Ph.D.                63       Director
Lawrence J. Kessel, M.D., FACP            49       Director
Robert C. Galler                          42       Vice President - Corporate Development
Mohammed Abd El-Shefy, Ph. D.             49       Vice President - Formulation Development
Barry Cohen                               40       Vice President - New Business and Product Development
Mark H. Rachesky, M.D.                    44       Director


Background of Executive Officers and Directors

GARY SHANGOLD, M.D., President, Chief Executive Officer and Director. Dr. Shangold joined NovaDel in December 2002 and was elected as a director in March 2003. Previously he had been Vice President and Regulatory Head of Drug Development at Johnson & Johnson Pharmaceutical Research and Development, LLC. Before joining the Johnson & Johnson family of companies in 1992, he had been Medical Director of Obstetrics, Gynecology & Infertility at Serono Laboratories, Inc. and had been a member of the faculty of Obstetrics and Gynecology at the University of Chicago's Pritzker School of Medicine from 1983 to 1991. Dr. Shangold also is an Associate Clinical Professor at the Harvard University School of Medicine and a Clinical Associate at Massachusetts General Hospital. Dr. Shangold is a graduate of the University of Pennsylvania and received his M.D. from Columbia University's College of Physicians and Surgeons.

HARRY A. DUGGER, III, PH.D., Chief Scientific Officer and Director. Dr. Dugger is the founder of NovaDel and served as its President from its inception in May 1982 until December 2002. Prior to founding NovaDel, from June 1980 to November 1982, Dr. Dugger was employed as Vice President of Research and Development by Bauers-Kray Associates, a company engaged in the development of pharmaceutical products. From 1964 to 1980, Dr. Dugger was Associate Section Head for Research and Development at Sandoz Pharmaceuticals Corporation. Dr. Dugger received an MS in Chemistry from the University of Michigan in 1960 and received a Ph.D. in Chemistry from the University of Michigan in 1962.

JOHN H. KLEIN, Chairman of the Board. Mr. Klein joined NovaDel in February 2002 as a consultant and as Chairman of its Board of Directors. From April 1996 to the present Mr. Klein has been affiliated with a number of enterprises, including True North Capital (Chairman/ Managing Director ), Kindred Healthcare (Director), US Interactive, Inc. (Director), America's Plan (Director and Chairman), Coleman Co., Inc. (Director), Sunbeam Corp. (Director), Bi Logix, Inc. (Director), Strategic Business and Technology Solutions, LLC (Chairman),

Cybear (Director and Chairman) and Image Vision (Director and Vice Chairman). From 1996 to 1998, Mr. Klein was Chairman and CEO of Mim Corp. From 1989 to 1996, he was President, CEO and Director of Zenith Laboratories, Inc., which in 1995 merged into IVAX, Inc., of which Mr. Klein is an Executive Officer and President of its IVAX North American Multi-Source Pharmaceutical Group. Mr. Klein holds BS and MBA degrees from Roosevelt University, Chicago, Illinois.

DONALD DEITMAN, Chief Financial Officer. Mr. Deitman joined NovaDel in 1998. From 1988 until joining NovaDel, Mr. Deitman was employed as a business consultant implementing multi-module MRP II software systems. From 1982 to 1988, Mr. Deitman was corporate controller for FCS Industries, Inc. of Flemington, New Jersey. From 1975 to 1982, he was manager of materials and systems for the Walworth Company operations located in Linden and Elizabeth, NJ and from 1966 to 1975, he was employed by Ortho Pharmaceuticals, Inc. and Ortho Diagnostics, Inc. Mr. Deitman received a BS in Accounting from Rutgers University in 1972.

ROBERT F. SCHAUL, ESQ., Secretary and Director. Mr. Schaul has been a Director of NovaDel since November 1991 and was Vice President, Secretary and General Counsel of NovaDel from November 1991 to February 1995. He has advised NovaDel since its formation. Mr. Schaul is also a part-time Municipal Court Judge for a number of New Jersey municipalities. From 1995 to 1998, Mr. Schaul was Vice President and General Counsel of Landmark Financial Corp. From 1989 to 1991, Mr. Schaul was a partner with the law firm of Glynn, Byrnes and Schaul, and for twenty years prior thereto was an attorney and partner with the law firm Kerby, Cooper, English, Schaul & Garvin, specializing in business law and business related litigation. Mr. Schaul received a BA from New York University in 1961 and a JD from Harvard University in 1964.

WILLIAM F. HAMILTON, PH.D., Director. Mr. Hamilton was elected to the Board in March 2003. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967, and is the Landau Professor of Management and Technology, and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science. He serves as a director of the following publicly-held companies: Neose Technologies, Inc., a company developing a drug manufacturing process and proprietary drugs, and Digital Lightwave, Inc., a manufacturer of telecommunications test equipment. Dr. Hamilton received his B.S. and M.S. in chemical engineering and his M.B.A. from the University of Pennsylvania, and his Ph.D. in applied economics from the London School of Economics. Mr. Hamilton is a member of the Board's Audit Committee and Compensation Committee.

LAWRENCE J. KESSEL, M.D., FACP, Director. Dr. Kessel was elected to the Board in March 2003. Dr. Kessel is president of a five physician practice specializing in Internal Medicine and Geriatrics since 1984. He graduated Magna Cum Laude with a B.S. degree from the University of Pittsburgh as an honors major in Biology and subsequently graduated with an MD degree from Temple Medical School. He completed a formal residency in Internal Medicine at Abington Memorial Hospital, and is Board Certified in Internal Medicine with added qualification as a diplomate in Geriatric Medicine. He is an active staff attending and Clinical Instructor at Chestnut Hill Hospital (University of Pennsylvania affiliate) and Roxborough Memorial Hospital in Philadelphia, Pennsylvania. Dr. Kessel is a Board Reviewer for the American Board of Internal Medicine, as well as a Fellow of the American College of Physicians. He also serves on the advisory board of Independence Blue Cross. Dr. Kessel presently serves as a director to Cypress Biosciences, Inc. of San Diego, California, a publicly traded biotechnology company and Dor BioPharma, Inc. of Lake Forest, Illinois, a publicly traded biotechnology company. He previously served on the board of Genta, Inc., a publicly traded biopharmaceutical company. Mr. Kessel is a member of the Board's Audit Committee and Compensation Committee.

ROBERT C. GALLER, Vice President, Corporate Development. Mr. Galler has been an employee of NovaDel since September, 2001. He was also a director from December 2001 to March 2003. From 1992 to the present, Mr. Galler has been the President and Chairman of the Lois Joy Galler Foundation for Hemolytic Uremic Syndrom, a non-profit charity. From 1999 to 2001, Mr. Galler was Vice President, Corporate Development and Director of Select Therapeutics, Inc. From 1994 to 1998 Mr. Galler was a Director and advisor of Synsorb Biotech, Inc. From 1992 to 1994 Mr. Galler was an equity coordinator at Gallers Financial Group, Inc., and from 1984 to 1992 he was Vice President of Investments with Gruntal & Co. Mr. Galler attended Hofstra University, Hempstead, N. Y.

MOHAMMED ABD EL-SHAFY, PH.D., Vice President-Formulation Development. Dr. El-Shafy has been an employee of NovaDel since May of 2002. From 1999 to 2002 he was employed as a Team Leader and Senior Scientist with Nastech Pharmaceutical Inc., Hauppauge, New York. From 1998 to 1999 Dr. El-Shafy was a Post-Doctoral Fellow at the University of Wisconsin's School of Pharmacy. He received his doctorate in 1997 from the School of Pharmacy, University of Wales, Cardiff, Wales, UK. From 1983 to 1993 he was an Assistant Lecturer of Pharmaceutical Sciences on the Faculty of Pharmacy, Al-Azhar University, Cairo, Egypt.

BARRY COHEN, Vice President of New Business and Product Development. Mr. Cohen joined Novadel in May 2003. Before joining Novadel, he was Vice President-Business Development at Keryx, and before that held several executive marketing and business development positions at Novartis Consumer Health. Mr. Cohen holds a BBA in Marketing from Hofstra University and an MBA in Marketing from Pace University.

MARK H. RACHESKY, M.D., Director. Dr. Rachesky joined the Board in June 2003. Dr. Rachesky is the founder and President of MHR Fund Management LLC and affiliates, investment managers of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. Dr. Rachesky is currently on the board of directors of Neose Technologies, Inc. a company developing a drug manufacturing process and proprietary drugs. Dr. Rachesky is a graduate of Stanford University School of Medicine, and Stanford University School of Business. Dr. Rachesky graduated from the University of Pennsylvania with a major in Molecular Aspects of Cancer.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of NovaDel. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

         To our knowledge, based solely upon its review of the copies of such reports furnished to us during the year ended July 31, 2002, all Section 16(a) filing requirements applicable to its officers and directors and greater than ten percent beneficial owners were satisfied.

DIRECTOR COMPENSATION

         The Directors of NovaDel are elected annually and serve until the next annual meeting of stockholders and until a successor shall have been duly elected and qualified. Effective February 2002, Directors of NovaDel, who are not employees or consultants, receive for each Board and committee meeting attended fees of $1,000 (telephone meetings are compensated at the rate of $750 per meeting). Such Directors are also reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors. Directors may be removed with or without cause by a vote of the majority of the stockholders then entitled to vote. There were no other arrangements pursuant to which any Director was compensated during fiscal 2002 for any services provided as a Director. Directors who are members of the Compensation and Audit Committees receive $1,000 per committee meeting. The Chairman of each of the Audit and Compensation Committees receives an annual fee of $5,000 for serving as such; other members of the Committees receive an annual fee of $3,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of June 30, 2003 with respect to the beneficial ownership of the outstanding shares of our common stock (17,968,389 as of such date plus, where relevant for particular beneficial owners, shares which such beneficial owner has the right to acquire), by (i) any holder known to us owning more than five percent (5%) of the outstanding shares;
(ii) our officers and directors; and (iii) the directors and officers of NovaDel as a group:


      TITLE OF        NAME AND ADDRESS OR                               AMOUNT AND NATURE OF            PERCENTAGE OF
       CLASS          NUMBER IN GROUP(1)                                BENEFICIAL OWNERSHIP                CLASS
       -----          ------------------                                --------------------                -----
Common Stock          Harry A. Dugger, III, Ph.D.                        2,104,003(2)                      11.14%

Common Stock          Gary A. Shangold, M.D.                                        0(3)                     ___

Common Stock          John Klein                                           666,666(4)                       3.58%

Common Stock          Donald Deitman                                             0                           ___

Common Stock          Robert C. Galler                                     700,000(5)                       3.75%

Common Stock          Robert F. Schaul, Esq.                               274,286(6)                       1.51%

Common Stock          Mohammed Abd El-Shafy                                150,000(7)                       .83%

Common Stock          William F. Hamilton, Ph.D.                                 0(8)                        ___

Common Stock          Lawrence J. Kessel, M.D., FACP                             0(8)                        ___

Common Stock          Barry Cohen                                                0(9)                        ___

Common Stock          Mark H. Rachesky                                     833,334(10)                      4.60%

Common Stock          Lindsay Rosenwald                                 13,233,334(11)                     53.83%

Common Stock          Biomedical Investment Group, LLC                   5,333,334(11)(12)                 25.80%

Common Stock          All Executive Officers and Directors as    4,728,289(2)(3)(4)(5)(6)(7)(8)(9)         22.70%
                      a group (11 persons)                            (10)


(1) The address of all holders listed herein is c/o NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822.

(2) Includes options to purchase 200,000 shares of common stock (exercisable at $.70 per share) issued under the 1992 Stock Option Plan which expire in July 2006; options to purchase 50,000 shares of common stock (exercisable at $.70 per share) under the 1997 Stock Option Plan which expire in December 2006; options to purchase 95,000 shares of common stock (exercisable at $.70 per share) issued under the 1998 Stock Option Plan which expire in January 2005; options to purchase 300,000 shares of common stock issued outside of the Plans (exercisable at $1.84 per share) which expire November 2007; options to purchase 200,000 shares of common stock issued outside of the Plans (exercisable at $1.30 per share) which expire October 2007; options to purchase 75,000 shares of common stock (exercisable at $1.30 per share) issued under the 1998 Stock Option Plan, which expire in October 2007; 142,000 shares owned by his daughter Christina Dugger; and 142,000 shares owned by his son Andrew Dugger.

(3) Does not include Non-Plan Options, issued in December 2002, to purchase 1,000,000 shares of common stock at an exercise price of $1.93 per share. These options vest in three equal annual installments, beginning in December 2003, and expire in December 2007.

(4) Represents 666,666 Non-Plan Options exercisable at $2.40 per share. Does not include additional Non-Plan options to purchase 333,334 shares of common stock at an exercise price of $2.40 per share. These additional options vest in February 2004. All of the options expire in 2012.

(5) Mr. Galler was granted Non-Plan options to purchase 1,050,000 shares of common stock, at an exercise price of $0.75 per share. 700,000 of these options are vested; the remaining 350,000 options are subject to a condition precedent which has not yet been met. The vested options expire in September 2011.

(6) Includes: 20,000 options, issued under the 1992 Option Plan, to purchase common stock at an exercise price of $.63 per share, expiring in July, 2006; 25,000 options issued under the 1997 Option Plan, to purchase common stock at an exercise price of $.63 per share, expiring in March 2008; 10,000 options issued under the 1998 Option Plan, to purchase common stock at an exercise price of $.63 per share, expiring in September 2009: 95,000 options issued under the 1998 Option Plan, to purchase common stock at an exercise price of $.63 per share, expiring in January 2010; 75,000 options issued under the 1998 Option Plan, to purchase common stock at an exercise price of $2.69 per share, expiring in February 2012; and, 10,000 options issued under the 1998 Option Plan to purchase common stock at an exercise price of $1.51 per share, expiring in March 2008.

(7) Represents Non-Plan Options exercisable at $3.02 per share. Does not include additional Non-Plan Options to purchase 50,000 shares of common stock at an exercise price of $3.02 per share. The additional options vest in May 2004. All of such options expire in May 2012. Also includes 50,000 options issued under the 1998 Option Plan to purchase common stock at an exercise price of $1.51 per share, expiring in March 2008.

(8) Does not include options to purchase 100,000 shares of common stock at an exercise price of $1.51 per share, which shall vest in three annual installments beginning March 2004.

(9) Does not include 75,000 options issued under the 1998 Plan, to purchase common stock at an exercise price of $2.01 per share. The options expire in May 2008 and vest subject to certain conditions.

(10) Does not include options to purchase 100,000 shares of common stock at an exercise price of $2.15 per share, which shall vest in three annual installments beginning June, 2004. Includes 666,667 shares of common stock and warrants to purchase 166,667 shares of common stock at an exercise price of $2.00 per share which expire in April, 2008. Such shares and warrants are held by MHR Capital Partnership, LP, which is controlled by Dr. Rachesky. MHR Capital Partnership is a selling securityholder. See "Selling securityholders".

(11) Includes 3,950,000 shares of common stock and warrants to purchase 3,950,000 shares of common stock at an exercise price of $.75 per share which expire in December 2008. Also includes 2,666,667 shares of common stock and 2,666,667 warrants to purchase 2,666,667 shares of common stock, which expire in March 2009, owned by Biomedical Investment Group, LLC, which is an affiliate of Lindsay A. Rosenwald.

(12) Includes warrants to purchase 2,666,667 shares of common stock at an exercise price of $.75 per share which expire in March 2009.


                            DESCRIPTION OF SECURITIES

GENERAL

         The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

         We are authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share, of which 17,968,389 shares were issued and outstanding as of June 30, 2003. Our certificate of incorporation authorizes 1,000,000 shares of "blank check" preferred stock, none of which are outstanding.


COMMON STOCK

         Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

         Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

         All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

PREFERRED STOCK

         None of the 1,000,000 "blank check" preferred shares are currently outstanding. Our Board of Directors have the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

WARRANTS


         As of June 30, 2003, we had 9,034,835 warrants outstanding as follows:
680,000 publicly traded warrants exercisable at $5.80 per share; 200,000 warrants exercisable at $1.00 per share; 60,000 warrants exercisable at $2.00 per share; 840,099 warrants exercisable at $2.00 per share; 160,017 warrants exercisable at $1.65 per share; and the balance at $.75 per share. All of such warrants, except the publicly traded warrants and the warrants issued to the investors in the 2003 private placement, contain provisions for cashless exercise.


         The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment to protect against dilution in certain events such as stock splits, combinations, subdivisions and reclassifications.

PUBLICLY TRADED CLASS A WARRANTS

         The following statements are summaries of the Warrant Agreement (defined below) and are qualified in their entirety by reference to the Warrant Agreement, which is incorporated herein in its entirety by reference.

         In connection with our initial public offering, 680,000 of our publicly traded warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") between NovaDel and American Stock Transfer and Trust Company, as Warrant Agent, and are evidenced by warrant certificates in registered form.

         Each warrant entitles the holder to purchase one share of common stock at an exercise price, subject to adjustment, of $5.80 at any time during the period ending at 5:00 P.M., New York City time, on November 18, 2003 (the "Expiration Date"), unless previously redeemed.

         The warrants are subject to redemption by NovaDel upon 30 days written notice at $.10 per Warrant, if the last sale price of the common stock has been at least 200% of the current warrant exercise price, subject to adjustment, for at least twenty consecutive trading days ending within three days prior to the date on which notice of redemption is given. The right to purchase common stock will be forfeited unless exercised before the date of notice.

         The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment to protect against dilution in certain events such as stock splits, combinations, subdivisions and reclassifications.

         Warrants may be exercised upon surrender of the warrant certificate on or prior to the Expiration Date (or earlier redemption date) at the office of American Stock Transfer & Trust Company, the Warrant Agent, with the Subscription Form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of NovaDel) for the number of shares with respect to which the warrants are being exercised. Shares issued upon exercise of warrants and payment in accordance with the terms of the warrants will be fully paid and non-assessable.

         The warrants do not confer upon the warrant holder any voting or other rights of a stockholder of NovaDel. Upon notice to the warrant holders, NovaDel has the right to reduce the exercise price or extend the Expiration Date of the warrants.

         Upon the exercise of the warrants, NovaDel may pay NASD members a fee of 5% of the aggregate exercise price if (i) the market price of our common stock on the date the warrant is exercised is greater than the then exercise price of the warrants; (ii) the exercise of the warrant was solicited by a member of NASD and the customer states in writing that the transaction was solicited and designates in writing the broker-dealer to receive compensation for the exercise; (iii) the warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements were made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act.

LIMITATION ON LIABILITY OF DIRECTORS

         Our certificate of incorporation provides that a director of NovaDel will not be personally liable to NovaDel or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of NovaDel (i) for breach of the director's duty of loyalty to NovaDel or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions)or (iv) for any improper benefit.

DIVIDEND POLICY

         We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance the growth of NovaDel.

SHARES ELIGIBLE FOR FUTURE RESALE


         Of the 17,968,389 shares of common stock held by our present stockholders, 14,555,349 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of NovaDel and who has satisfied a two-year holding period. In addition, 3,257,126 shares of our outstanding common stock have been registered for resale hereunder by the selling securityholders.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our bylaws provide that we will indemnify our officers and directors and for all costs and expenses incurred by them on account of their being or having been directors or officers of NovaDel.

         Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

         Article Ninth of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Article Tenth provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 145 of the GCL.

         The effect of the foregoing is to require NovaDel to the extent permitted by law to indemnify the officers and directors of NovaDel for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of NovaDel, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NovaDel pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


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

                                  OUR BUSINESS

SUMMARY

         NovaDel (formerly known as Flemington Pharmaceutical Corporation), is engaged in the development of novel application drug delivery systems for presently marketed prescription and over-the-counter ("OTC") drugs. Our (both patented and patent-pending) delivery systems are lingual sprays, enabling drug absorption through the oral mucosa and more rapid absorption into the bloodstream than presently available oral delivery systems. Our proprietary delivery system enhances and greatly accelerates the onset of the therapeutic benefits which the drugs are intended to produce. We refer to our delivery system as Immediate-Immediate Release (I2RTM) because our delivery system is designed to provide therapeutic benefits within minutes of administration. Our development efforts for our novel drug delivery system are concentrated on drugs which are already available and proven in the marketplace. In addition to increasing bioavailability by avoiding metabolism by the liver before entry into the bloodstream, we believe that our proprietary delivery system offers the following significant advantages: (i) improved drug safety profile by reducing the required dosage, including possible reduction of side-effects; (ii) improved dosage reliability; (iii) allowing medication to be taken without water; and
(iv) improved patient convenience and compliance.

         In light of the material expense and delays associated with independently developing and obtaining approval of pharmaceutical products, we will seek to develop such products through collaborative arrangements with major pharmaceutical companies, which will fund that development. Due to our small revenue base, low level of working capital and the inability to conclude development agreements with major pharmaceutical companies, we have been unable aggressively to pursue our product development strategy. We will require significant additional financing and/or a strategic alliance with a well-funded development partner to undertake our business plan. See "Management Discussion and Analysis."

         At its inception in 1982, Novadel, then known as Pharmaconsult, was a consultant to the pharmaceutical industry, focusing on product development activities of various European pharmaceutical companies. Since 1992 NovaDel has used its consulting revenues to fund its own product development activities. Our focus on developing our own products evolved naturally out of our consulting experience for other pharmaceutical companies. Substantially all of our revenues previously were derived from our consulting activities. Consulting activities are no longer a material part of our business. In 1991, we changed our name to Flemington Pharmaceutical Corporation. Effective October 1, 2002, we changed our name to NovaDel Pharma Inc. Our principal business address is 25 Minneakoning Road, Flemington, New Jersey, 08822, and our telephone number is (908) 782-3431.

PRODUCT DEVELOPMENT

         NovaDel has the following products under active development, with clinical trials either having been performed or currently under way, pursuant to open INDs.

CARDIOVASCULAR (NITROGLYCERIN)

         NovaDel's Nitroglycerin product has been formulated and stability testing has been completed. A United States patent was issued in 1999. An IND was filed with FDA in early 2002 and clinical trials began in July 2002 and were completed in December 2002. NovaDel anticipates filing an NDA in the fourth quarter of 2003.

LORATADINE LINGUAL SPRAY

         A loratadine lingual spray formulation has been developed and successfully undergone stability testing. A Pre-IND meeting with FDA was held in the third quarter of 2000 and based on the results of that meeting a plan for further development was prepared. An IND was filed and a pharmacokinetic study was carried out under this IND to compare the plasma levels following administration of a 5.0 mg and a 2.5 mg lingual spray to those after administration of a 10 mg tablet. Both lingual spray doses resulted in higher plasma levels concentrations than the 10 mg tablet. In the case of the 5.0 mg dose the peak plasma levels were greater than twice those of the tablet and those after the 2.5 mg dose were about 50% higher. Therapeutic plasma levels based on the claimed start of antihistaminic effect for the Claritin(R) tablet (1-3 hours) were achieved between 24 and thirty minutes. Subsequently, a "wheal and flare" study was completed, the results of which are currently being evaluated. NovaDel is presently seeking a partner to complete development of this product.

CLEMASTINE LINGUAL SPRAY

         The formulation of clemastine lingual spray that was terminated by Novartis in 1998 was revised and a Pre-IND meeting with FDA was held in the third quarter of 2000. Based on the results of that meeting a plan for further development was prepared and an IND was filed. A pilot nasal challenge efficacy study was initiated in the second quarter of 2000. This study tested the relative response of subjects challenged with allergy producing substances to an OTC tablet (1.34 mg) and a lingual spray dose of 0.68 mg. The antihistamine was administered 15 minutes prior to the challenge. The results showed that the spray had the same antihistaminic effect as the tablet when compared to placebo at 45 minutes after dosing even though the dose was only half that of the tablet. Eight of the parameters measured in the study showed a clear trend that the spray was better than the tablet and the tablet was better than placebo. Even though the study was only a pilot study, the results appear to support the concept that a clemastine lingual spray could be a non-sedating antihistamine product in that there were two cases of drowsiness when the tablet was given and one with the placebo but none when the lingual spray was administered. A pharmacokinetic dose-ranging study has been completed and other pilot studies are planned. NovaDel is seeking a partner to complete development of this product.

ESTRADIOL SPRAYS

         NovaDel presently has two open IND's for the study of Estradiol therapies and has performed pharmacokinetic studies. Due to questions that recently have been raised about estrogen therapy, NovaDel is reevaluating the viability of this development program.

AGREEMENT WITH MANHATTAN PHARMACEUTICALS

         In April 2003, we entered into a license and development agreement with Manhattan Pharmaceuticals, Inc. for the worldwide, exclusive rights to our lingual spray technology to deliver Pro-pofol for pre-procedural sedation. The terms of the agreement call for certain milestones and other payments, the first of which was received during June 2003.

BUSINESS STRATEGY

         NovaDel's strategy is to concentrate its product development activities primarily on those pharmaceuticals for which there already are significant prescription and OTC sales, where the use of NovaDel's innovative delivery system will greatly enhance speed of onset of therapeutic effect, reduce side effects through a reduction of the amount of active drug substance required to produce a given therapeutic effect, and improve patient convenience or compliance.

         In light of the material expense and delays associated with independently developing and obtaining approval of pharmaceutical products, we will seek to develop such products through collaborative arrangements with major pharmaceutical companies, which will fund that development. NovaDel 's lack of working capital has impaired its ability to pursue its strategy. See "Management Discussion and Analysis."

PATENTED AND PATENT PENDING DELIVERY SYSTEMS

         NovaDel has certain patents and pending patent applications for its Lingual (Oral) Spray delivery system. FDA approval is not a prerequisite for patent approval. The expected year of marketability of a given product will vary depending upon the specific drug product with which the delivery system will be utilized. Each individual use of the delivery system will require registration with and/or approval by the FDA prior to marketability, and the amount of regulatory oversight required by the FDA will also depend on the specific type of drug product for which the delivery system is implemented. The following is a description of the oral dosage delivery system for which patent applications are either granted or pending:

         LINGUAL (ORAL) SPRAY. NovaDel's aerosol and pump spray formulations release the drug in the form of a fine mist into the mouth for immediate absorption into the bloodstream via the mucosal membranes. NovaDel believes that this delivery system offers certain advantages, including improving the safety profile of certain drugs by lowering the required dosage, improving dose reliability, and allowing medication to be taken without water. Drug absorption through the mucosal membranes of the mouth is rapid and minimizes the first-pass metabolism effect (i.e., total or partial inactivation of a drug as it passes through the gastrointestinal tract and liver).

PROPOSED PRODUCTS

         NovaDel's proposed products described below are subjected to laboratory testing and stability studies and tested for therapeutic comparison to the originators' products by qualified laboratories and clinics. To the extent that two drug products with the same active ingredients are substantially identical in terms of their rate and extent of absorption in the human body (bioavailability), they are considered bioequivalent. If the accumulated data demonstrates bioequivalency, submission is then made to the FDA (through the filing of an ANDA) for its review and approval to manufacture and market. If the accumulated data demonstrates that there are differences in the two drugs' rate and extent of absorption into the human body, or if it is intended to make additional or different claims regarding therapeutic effect for the newly developed product, submission is made to the FDA via a NDA for its review and approval under Section 505(b)(1) or Section 505(b)(2) of the FDC Act. An NDA submitted under section 505(b)(2) of the FDC Act is generally less complex than an ordinary NDA. It is NovaDel's expectation that the majority of its products in development will require the filing of these shorter versions of an NDA because the products are known chemical entities, but NovaDel or its licensees will be making new claims as to therapeutic effects or lessened side effects, or both.

         NovaDel estimates that development of new formulations of pharmaceutical products, including formulation, testing and obtaining FDA approval, generally takes three to five years for the ANDA process. Development of products requiring additional clinical studies under Section 505(b)(2) NDAs, may take four to seven years. There can be no assurance that NovaDel's determinations will prove to be accurate or that pre-marketing approval relating to its proposed products will be obtained on a timely basis, or at all. See "Government Regulation."

         NovaDel's currently proposed products fall into the following therapeutic classes:

o        CARDIOVASCULAR (NITROGLYCERIN)

         NovaDel's Nitroglycerin product has been formulated and stability testing has been completed. A United States patent was issued in 1999. An IND was filed with FDA in early 2002 and clinical trials began in July 2002 and were completed in December 2002. NovaDel anticipates filing an NDA in the fourth quarter of 2003.

o        ANTIHISTAMINE (LORATADINE) LINGUAL SPRAY

         A loratadine lingual spray formulation has been developed and successfully undergone stability testing. An IND was filed in the fourth quarter of 2000 and a pharmacokinetic study was completed in the second quarter of 2001. A phase II clinical trial has been completed and the results are being evaluated. NovaDel is seeking a development partner to complete development of this product.

o        ANTIHISTAMINE (CLEMASTINE) LINGUAL SPRAY

         The formulation of clemastine lingual spray was revised, and an IND was filed. A pilot nasal challenge efficacy study was initiated in the second quarter of 2000. and was completed in the fourth quarter of 2000. This study tested the relative response of subjects challenged with allergy producing substances to an OTC tablet (1.34 mg) and a lingual spray dose of 0.68 mg. The antihistamine was administered 15 minutes prior to the challenge. The results showed that the spray had the same antihistaminic effect as the tablet when compared to placebo at 45 minutes after dosing even though the dose was only half that of the tablet. Eight of the parameters measured in the study showed a clear trend that the spray was better than the tablet and the tablet was better than placebo. Even though the study was only a pilot study, the results support the concept that a clemastine lingual spray could be an OTC non-sedating antihistamine product in that there were two cases of drowsiness when the tablet was given and one with the placebo but none when the lingual spray was administered. A larger confirmatory study, as well as other pilot studies, is needed. NovaDel is seeking a partner to complete development of this product.

MARKETING AND DISTRIBUTION

         NovaDel intends, generally, to license products developed with its technology to other drug companies, or to market its products to pharmaceutical wholesalers, drug distributors, drugstore chains, hospitals, United States governmental agencies, health maintenance organizations and other drug companies. It is anticipated that promotion of the NovaDel 's proposed products will be characterized by an emphasis on their distinguishing characteristics, such as dosage form and packaging, as well as possible therapeutic advantages of such products. NovaDel will seek to position its proposed products as alternatives or as line extensions to brand-name products. NovaDel believes that to the extent that the NovaDel 's formulated products are patent-protected, such formulations may offer brand-name manufacturers the opportunity to expand their product lines. Alternatively, products which are not patented may be offered to brand-name manufacturers as substitute products after patent protection on existing products expire.

         Inasmuch as NovaDel does not have the financial or other resources to undertake extensive marketing activities, NovaDel generally intends to seek to enter into marketing arrangements, including possible joint ventures or license or distribution arrangements, with third parties.

         NovaDel believes that such third-party arrangements will permit it to maximize the promotion and distribution of its products while minimizing NovaDel's direct marketing and distribution costs. Except for the agreement with Manhattan Pharmaceutical, NovaDel has not entered into any agreements or arrangements with respect to the marketing of its proposed products and there can be no assurance that it will do so in the future. There can be no assurance that NovaDel's proposed products can be successfully marketed.

         Strategies relating to marketing of NovaDel's other proposed formulated products have not yet been determined; these will be formulated in advance of anticipated completion of development activities relating to the particular formulated product. As a company, NovaDel has no experience in marketing or distribution of its proposed proprietary products, and NovaDel's ability to fund such marketing activities will require NovaDel to raise additional funds and/or consummate a strategic alliance or combination with a well-funded business partner.

MANUFACTURING


         NovaDel has determined to internalize the manufacturing of its proposed products. Presently, NovaDel has established a pilot manufacturing facility at its present location, which it believes is adequate for its needs in manufacturing our requirements for formulation development, stability testing and clinical supplies. It has also leased a new, larger facility which will have adequate space for its future foreseeable requirements for production manufacturing and warehouse space. This new space is presently being prepared for occupancy, the first phase of which began in third quarter of 2003. There can be no assurance, however, that NovaDel will be successful in constructing and maintaining such a manufacturing and warehousing facility in compliance with cGMP. If it is unable to do so, it will become necessary for NovaDel to make arrangements with a third party contract manufacturer to satisfy NovaDel's requirements. There can be no assurance that, if necessary, NovaDel will be able to do so, or be able to do so on commercially satisfactory terms. Failure of NovaDel to complete successfully the internalization of its manufacturing requirements, or to conclude an alternative contract manufacturing arrangement, could have an adverse effect on NovaDel's efforts to obtain regulatory approval for or to commercialize its products.


         It is anticipated that NovaDel will arrange with third-party suppliers for supplies of active and inactive pharmaceutical ingredients and packaging materials used in the manufacture of NovaDel's proposed products. It is NovaDel's present intent to seek to enter into similar manufacturing arrangements for other products to be developed by it in the future.

         The manufacture of NovaDel's pharmaceutical products will be subject to current Good Manufacturing Processes ("cGMP") prescribed by the FDA, and pre-approval inspections by the FDA and foreign authorities prior to the commercial manufacture of any such products. See "Government Regulation" and "Raw Materials and Suppliers."

         In addition, the raw materials necessary for the manufacture of NovaDel's products will, in all likelihood, be purchased by NovaDel from suppliers in the United States, Europe and Japan and delivered to its manufacturing facility by such suppliers.

         Accordingly, NovaDel may be subject to various import duties applicable to both finished products and raw materials and may be affected by various other import and export restrictions as well as other developments impacting upon international trade. These international trade factors will, under certain circumstances, have an impact on the manufacturing cost (which will, in turn, have an impact on the cost to NovaDel of the manufactured product). To the extent that transactions relating to the purchase of raw materials involve currencies other than United States dollars (e.g., Swiss francs and Euros), the operating results of NovaDel will be affected by fluctuations in foreign currency exchange rates.

RAW MATERIALS AND SUPPLIERS

         NovaDel believes that the active ingredients used in the manufacture of its proposed pharmaceutical products are presently available from numerous suppliers located in the United States, Europe and Japan. Generally, certain raw materials, including inactive ingredients, are available from a limited number of suppliers and certain packaging materials intended for use in connection with NovaDel's lingual spray products may be only available from sole source suppliers. Although NovaDel believes that it will not encounter difficulties in obtaining the inactive ingredients or packaging materials necessary for the manufacture of its products, there can be no assurance that NovaDel will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such materials. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of principal raw materials and the possible inability to secure alternative sources of raw material supplies could have a material adverse effect on the ability to manufacture formulated products.

         Development and regulatory approval of NovaDel's pharmaceutical products are dependent upon NovaDel's ability to procure active ingredients and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of a supplemental application to use a new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier, which could result in manufacturing delays. Accordingly, NovaDel will seek to locate alternative FDA approved suppliers.

GOVERNMENT REGULATION

         The development, manufacture and commercialization of pharmaceutical products are generally subject to extensive regulation by various federal and state governmental entities. The FDA, which is the principal United States regulatory authority, has the power to seize adulterated or misbranded products and unapproved new drugs, to request their recall from the market, to enjoin further manufacture or sale, to publicize certain facts concerning a product and to initiate criminal proceedings. As a result of federal statutes and FDA regulations, pursuant to which new pharmaceuticals are required to undergo extensive and rigorous testing, obtaining pre-market regulatory approval requires extensive time and expenditures.

         Under the Food, Drug and Cosmetic (FDC) Act, a new drug may not be commercialized or otherwise distributed in the United States without the prior approval of the FDA.

         The FDA approval process relating to a new drug differs, depending on the nature of the particular drug for which approval is sought. With respect to any drug product with active ingredients not previously approved by the FDA, a prospective drug manufacturer is required to submit a NDA, including complete reports of pre-clinical, clinical and laboratory studies to prove such product's safety, quality and efficacy. The NDA process generally requires, before the submission of the NDA, submission of an IND pursuant to which permission is sought to begin preliminary clinical testing of the new drug. An NDA based on published safety and efficacy studies conducted by others may also be required to be submitted for a drug product with a previously approved active ingredient, if the method of delivery, strength or dosage is changed. Alternatively, a drug having the same active ingredients as a drug previously approved by the FDA may be eligible to be submitted under an ANDA, which is significantly less stringent than the NDA approval process.

         While the ANDA process requires a manufacturer to establish bioequivalence to the previously approved drug, it permits the manufacturer to rely on the safety and efficacy studies contained in the NDA for the previously approved drug.

         The NDA approval process generally requires between ten (10) to twenty four (24) months from NDA submission to pre-marketing approval, although in the case of an NDA submitted pursuant to Section 505(b)(2) of the Act this time frame may be significantly shorter. NovaDel believes that most products developed in lingual spray delivery systems (dosage forms) usually will require submission of an NDA under Section 505(b)(2).

         NovaDel estimates that the development of new formulations of pharmaceutical products, including formulation, testing and obtaining FDA approval, generally takes four to seven years for the NDA process, although NDAs submitted under Section 505(b)(2) are generally less complex than an ordinary NDA and are usually acted upon by the FDA in a shorter period of time. There can be no assurance that NovaDel's determinations will prove to be accurate or that pre-marketing approval relating to its proposed products will be obtained on a timely basis, or at all. The FDA application procedure has become more rigorous and costly and the FDA currently performs pre-approval and periodic inspections of each finished dosage form and each active ingredient.

         The manufacture of NovaDel's pharmaceutical products will be subject to cGMP prescribed by the FDA, pre-approval inspection by the FDA before beginning commercial manufacture of such products and periodic cGMP compliance inspections by the FDA thereafter.

COMPETITION

         The markets which NovaDel intends to enter are characterized by intense competition. NovaDel will be competing against established pharmaceutical companies which currently market products which are equivalent or functionally similar to those NovaDel intends to market. Prices of drug products are significantly affected by competitive factors and tend to decline as competition increases. In addition, numerous companies are developing or may, in the future, engage in the development of products competitive with NovaDel's proposed products. NovaDel expects that technological developments will occur at a rapid rate and that competition is likely to intensify as enhanced delivery system technologies gain greater acceptance. Additionally, the markets for formulated products which NovaDel has targeted for development are intensely competitive, involving numerous competitors and products. NovaDel will seek to enhance our competitive position by focusing our efforts on our novel dosage forms.

PATENTS AND PROTECTION OF PROPRIETARY INFORMATION

         NovaDel has applied for United States and foreign patent protection for the buccal spray delivery systems which are the primary focus of its development activities as well as for NovaDel's delayed contact allergy topical formulations. Four United States patents have been issued and other applications are pending. There can be no assurance, however, that any additional patent applications will be granted, or, if granted, will provide adequate protection to NovaDel. NovaDel also intends to rely on whatever protection the law affords to trade secrets, including unpatented know-how. Other companies, however, may independently develop equivalent or superior technologies or processes and may obtain patents or similar rights with respect thereto.

         Although NovaDel believes that its technology has been developed independently and does not infringe on the patents of others, there can be no assurance that the technology does not and will not infringe on the patents of others. In the event of infringement, NovaDel could, under certain circumstances, be required to modify its infringing product or process or obtain a license. There can be no assurance that NovaDel would be able to do either of those things in a timely manner or at all, and failure to do so could have a material adverse effect on NovaDel and its business. In addition, there can be no assurance that NovaDel will have the financial or other resources necessary to enforce a patent infringement or proprietary rights violation action or to defend itself against such actions brought by others. If any of the products developed by NovaDel infringe upon the patent or proprietary rights of others, NovaDel could, under certain circumstances, be enjoined or become liable for damages, which would have a material adverse effect on NovaDel.

         NovaDel also relies on confidentiality and nondisclosure arrangements with its licensees and potential development candidates. There can be no assurance that other companies will not acquire information which NovaDel considers to be proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable to or superior to that of NovaDel.

         BUCCAL NONPOLAR SPRAYS. On April 12, 1996 NovaDel filed an application with the United States Patent and Trademark Office ("USPTO") with claims directed to a buccal spray composition containing certain amounts of propellant, a non-polar solvent, and certain classes of drugs, as well as specific drugs within those classes. The application also included claims directed to soft-bite gelatin capsules containing these drugs. On September 1, 1998 the USPTO allowed the claims directed to buccal spray compositions, but rejected the claims directed to the capsules. In November 1998 NovaDel deleted the capsule claims from this application to pursue issuance of a patent with claims directed to the buccal non-polar spray compositions and methods of administering the class of drugs using the buccal spray compositions. On September 21, 1999 U.S. Patent No. 5,955,098 issued to NovaDel with claims directed to the above-described buccal non-polar spray compositions and methods.

         On February 21, 1997, NovaDel filed an application under the Patent Cooperation Treaty ("PCT") for the above-subject matter. The International Preliminary Examination Authority issued an International Preliminary Examination Report alleging that the subject matter of the invention lacked novelty and/or lacked an inventive step. This opinion, with which NovaDel disagrees, is not dispositive. The opinion, however, may be persuasive to individual national patent offices in countries where NovaDel enters the national phase.

         With respect to the above PCT application, in October and November 1998 NovaDel entered the national phase in Canada and Europe, respectively, with claims directed to the above subject matter. On April 16, 2003 European patent no. EP 0 904 055 was granted to NovaDel with claims directed to propellant containing buccal non-polar spray compositions containing similar drugs to those in the corresponding issued U.S. patent. In Canada, a request for examination was filed with the Canadian Patent Office on February 7, 2002. An office action has not yet been received from the Canadian Patent Office.

         BUCCAL POLAR SPRAYS. On April 12, 1996, NovaDel filed an application with the USPTO with claims directed to propellant free buccal polar spray compositions containing certain amounts of a polar solvent and certain classes of drugs, as well as specific drugs within those classes. The application also contained claims to soft-bite gelatin capsules containing such drugs. A continuation-in-part ("CIP") application was filed directed to this subject matter before the original application was allowed to go abandoned. The USPTO initially rejected the claims in the CIP application. NovaDel deleted the claims from this application (including the soft-bite capsule claims) and replaced them with claims directed to methods of using the above-described propellant free buccal polar spray compositions to administer the drugs. On August 29, 2000 U.S. Patent No. 6,110,486 issued to NovaDel with claims directed to the above-described methods of administering the drugs

         On February 21, 1997 NovaDel filed a PCT application directed to the above-described subject matter. The International Preliminary Examination Authority issued an International Preliminary Examination Report alleging that the subject matter of the invention lacked novelty and/or lacked an inventive step. This opinion, with which NovaDel disagrees, is not dispositive. The opinion, however, may be persuasive to individual national patent offices in countries where NovaDel enters the national phase.

         With respect to the above PCT application, in October and November 1998 NovaDel entered the national phase in Canada and Europe, respectively. In Canada, a request for Examination was filed on February 7, 2002. An office action has not yet been received from the Canadian Patent Office. In Europe, claims directed to using the propellant free buccal polar spray composition to manufacture a medicament containing the various classes of drugs is currently being prosecuted.

         BUCCAL NONPOLAR SPRAY FOR NITROGLYCERIN. On April 12,1996 NovaDel filed an application with the USPTO with claims directed to a buccal spray containing certain amounts of nitroglycerin, a non-polar solvent, and a propellant The claims were allowed and on February 9, 1999 the USPTO issued a U.S.Patent No. 5,869,082 to NovaDel for said nitroglycerin buccal spray.

         On February 21, 1997, NovaDel filed a PCT application directed to the above-described subject matter. The International Preliminary Examination Authority issued an International Preliminary Examination Report alleging that the subject matter of the invention lacks an inventive step. This opinion, with which NovaDel disagrees, is not dispositive. The opinion, however, may be persuasive to individual national patent offices in countries where NovaDel enters the national phase.

         In October 1998, NovaDel entered the national phase in Canada. A request for examination was filed on February 7, 2002. An office action has not been received from the Canadian Patent Office.

         In November 1998, NovaDel entered the national phase in Europe. A European patent was granted on April 16, 2003 with claims directed to a buccal spray containing certain amounts of nitroglycerin, a non-polar solvent, and a propellant.

         BUCCAL POLAR/NONPOLAR SPRAYS OR CAPSULES. On October 1, 1997 NovaDel filed a PCT application designating a large number of countries including the United States, directed to the above-described subject matter. The application included claims directed to a buccal spray composition containing either a polar solvent with certain classes of drugs, as well as specific drugs in those classes or a non-polar solvent and a propellant with certain classes of drugs, as well as specific drugs in those classes; buccal spray composition containing a non-polar solvent, a flavoring agent, and certain classes of drugs; and methods of administering these drugs using the buccal spray compositions. The application also contained claims to soft-bite gelatin capsules containing such drugs. This application differs from the first three applications, discussed above, in that the claimed compositions include different classes of drugs from those described in the first three applications. The International Preliminary Examination Authority issued an International Preliminary Examination Report alleging that the subject matter of the invention lacked novelty and/or lacked an inventive step. This opinion, with which NovaDel disagrees, is not dispositive. The opinion, however, may be persuasive to individual national patent offices in countries where NovaDel enters the national phase.

         On March 29, 2000, NovaDel entered the national phase in the United States by filing a CIP of the above-identified PCT application with the USPTO. The CIP application included claims directed to propellant free buccal spray compositions containing certain amounts of polar or non-polar solvents, and certain classes of drugs, as well as specific drugs in those classes; buccal spray compositions containing certain amounts of a propellant, a polar or non-polar solvent, and certain classes of drugs, as well as specific drugs in those classes; and methods of administering said drugs using these types of buccal spray compositions. The application is currently being prosecuted with claims directed to the propellant free buccal spray compositions and methods of administering said drugs using these types of buccal spray compositions. Subsequently, a divisional application was filed claiming priority to the CIP. The divisional application is currently being prosecuted with claims directed to the buccal spray compositions containing certain amounts of a propellant, a polar or non-polar solvent, and certain classes of drugs, as well as specific drugs in those classes and methods of administering said drugs using these types of buccal spray compositions.

         Based on the above-identified PCT application, NovaDel entered the national phase in Canada on March 29, 2000. A request for examination was filed on August 29, 2002. An office action has not been received from the Canadian Patent Office.

         Based on the above-identified PCT application, NovaDel also entered the national phase in Japan on April 3, 2000. A request for examination has not yet been filed. A request for examination must be filed before October 1, 2004 to pursue patent protection in Japan.

         Based on the above-identified PCT application, NovaDel also entered the national phase in Europe in April 2000. The European application includes claims directed to propellant free buccal spray compositions containing certain amounts of a polar solvent and certain classes of drugs, as well as specific drugs in those classes and the use thereof to prepare a medicament for use as a buccal spray for transmucossal administration. Four divisional applications based on this application have also been filed in Europe. The first divisional application included claims directed to buccal spray compositions containing certain amounts of a non-polar solvent, a propellant, and certain classes of drugs, as well as specific drugs in those classes and the use thereof to prepare a medicament for use as a buccal spray for transmucossal administration. The second divisional application included claims directed to propellant free buccal spray compositions containing certain amounts of a non-polar solvent, and certain classes of drugs, as well as specific drugs in those classes. The third divisional application included claims directed to buccal spray compositions containing certain amounts of a non-polar solvent, a propellant, and an alkaloid or analgesic. The fourth divisional application included claims directed to a buccal spray composition containing certain amounts of a polar solvent, a propellant, and certain classes of drugs, as well as specific drugs in those classes. Each of the above-identified European applications is currently being prosecuted.

         ANTIHISTAMINE SYRUP AND OINTMENT. On November 10, 1997 NovaDel filed an application with the USPTO with claims directed to a spray composition for topical administration containing an antihistamine and a polar solvent or an antihistamine, a non-polar solvent, and a propellant. In October 1998, the PTO rejected the claims. The claims were deleted and replaced with a claim directed to a method of controlling the occurrence of delayed contact dermatitis by applying a lotion composition containing certain amounts of certain antihistamines in certain amounts of a polar or non-polar solvent. On May 21, 2002 U.S. patent no. 6,391,282 issued to for the above-described method.

         On November 9, 1998 NovaDel filed the above-identified application with the Canadian Patent Office and on October 29, 2002 a request for examination was filed. An office action has not been received from the Canadian Patent Office.

         GENERAL COMMENT WITH RESPECT TO ENTERING THE NATIONAL PHASE FOR EACH OF THE FOREGOING PCT APPLICATIONS. In addition to its patents and patent applications in the United States, NovaDel is interested in entering the national phase and obtaining patent protection in Europe and Canada. At the present time, it is not possible accurately to predict the expenses involved in pursuing the foregoing applications in Canada and Europe. For example, NovaDel anticipates that, in the case of the European applications, it may become necessary to file appeals with the Board of Appeals in Munich. Expenses may exceed $100,000 (in the aggregate) before a final disposition is obtained.

PRODUCT LIABILITY

         NovaDel may be exposed to potential product liability claims by consumers. NovaDel does not presently maintain product liability insurance coverage. Although NovaDel will seek to obtain product liability insurance prior to the commercialization of any products, there can be no assurance that NovaDel will obtain such insurance or, if obtained, that any such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against NovaDel, insufficiency of insurance coverage could have a material adverse effect on NovaDel. In addition, certain food and drug retailers require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Failure to satisfy such insurance requirements could impede the ability of NovaDel or its distributors to achieve broad retail distribution of its proposed products, which would have a material adverse effect upon the business and financial condition of NovaDel.

EMPLOYEES

             We currently have seventeen (17) full-time employees, six (6) of whom are executive officers of NovaDel, seven (7) of whom are laboratory or support personnel and four (4) of whom are engaged in administrative functions. The success of NovaDel will be dependent in part, upon its ability to hire and retain additional qualified sales, manufacturing and distribution personnel, however, there can be no assurance that NovaDel will be able to hire or retain such necessary personnel.

FACILITIES


             Our executive offices are located at 25 Minneakoning Road, Flemington, New Jersey. NovaDel's former facility, constituting approximately 4,500 square feet is occupied under a five-year lease which expires during September 2005. During fiscal 2002, we paid rent of $63,000 plus real estate taxes. In March 2003, we entered into a 10 year lease for approximately 31,800 sq. feet of office, laboratory, manufacturing and warehouse space at 25 Minneakoning Road, Flemington, New Jersey. These premises are presently being fitted-out. Partial occupancy began in September 2003 and will continue in stages.


LEGAL PROCEEDINGS

             There are no legal proceedings pending to which we are a party and we are unaware of any contemplated material legal actions against us.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Since its inception, substantially all of our revenues have been derived from our consulting activities. We have had a history of recurring losses from operations, giving rise to an accumulated deficit at April 30, 2003 of approximately $14,167,000. For the nine months ending April 30, 2003, we have had no revenue from consulting as we have shifted our emphasis away from product development consulting for our clients and to development of our own products.

         For the reasons stated above, we anticipate that we will incur substantial operating expenses in connection with the testing and approval of our proposed delivery systems, and expect these expenses will result in continuing and significant operating losses until such time, if ever, that we are able to achieve adequate sales levels.

         In view of our very limited resources, our anticipated expenses and the competitive environment in which we operate, there can be no assurance that our operations will be sustained for the duration of the next fiscal year.

RESULTS OF OPERATIONS

FISCAL YEAR 2002 COMPARED TO FISCAL YEAR 2001

         Consulting revenues for fiscal 2002 increased approximately $39,000 or 13% to $339,000 from $300,000 for fiscal 2001. This revenue increase for fiscal 2002 was primarily attributable to an increase in project management of clinical studies for clients.

         General expenses increased approximately $271,000 or 39% to $962,000 from $691,000 for fiscal 2001. This increase was due to increased payroll and inside laboratory expenses. Selling, general and administrative expenses increased approximately $2,980,000 or 379% to $3,767,000 from $787,000 for fiscal 2001. This increase was due, primarily, to the value of options issued for services and had no effect on NovaDel's cash position.

         Total costs and expenses for fiscal 2002 increased approximately $3,251,000 or 220% to approximately $4,729,000 from approximately $1,478,000 for fiscal 2001.

         This increase includes approximately: $2,208,000 in outside consultant fees primarily due to options issued to consultants; $288,000 in payroll expense primarily due to additional employees and the establishment of a vacation pay accrual; $357,000 in legal & professional fees; $131,000 in bad debt expense; $92,000 in employee recruiting and relocation; $51,000 in depreciation and amortization expense due to the earlier purchases of laboratory equipment; $40,000 in laboratory expenses due to additional lab employees; $34,000 in travel expenses; $28,000 in public company expenses due primarily to an increase in the number of outside directors and the increased number of board meetings held during the 2002 Period; $22,000 in trade show and conference expenses; $19,000 in rent expenses due to increased rents for NovaDel's facilities, occupied in October 2000 and the establishment of NovaDel's Florida office during October 2001; $19,000 in insurance expenses due to increased premiums for directors and officers coverage and additional clinical studies coverage; and, $12,000 in outside services.

         Decreases in costs and expenses for the 2002 Period, as compared to the 2001 Period, includes an approximate $71,000 in laboratory testing and clinical studies costs due primarily to NovaDel's earlier decision to establish an internal laboratory.

         A buy-out of a consultant's contract, during the 2002 Period, resulted in an approximate $32,000 increase in expenses.

         Interest income for fiscal 2002 increased approximately $21,000 or 91% to $44,000 from $23,000 for fiscal 2001. The interest income increase was primarily attributable to an increased average cash balance in conjunction with reduced interest rates for the 2002 year.

         Deferred income tax benefit for fiscal 2002 was approximately $88,000 compared to approximately $47,000 for fiscal 2001. These benefits resulted from the sale of NovaDel's New Jersey net operating losses.

         The resulting net loss for fiscal 2002 was $4,290,000 compared to a net loss of $1,109,000 for fiscal 2001.

THE NINE MONTHS ENDED APRIL 2003 [THE "2003 PERIOD"] AND APRIL 2002 [THE "2002 PERIOD"]

Operating revenues for the 2003 Period decreased approximately $335,000 to $0 from $335,000 for the 2002 Period.

Total costs and expenses for the 2003 Period increased approximately $1,435,000 or 47% to $4,478,000 from $3,043,000 for the 2002 Period. This increase includes approximately: $665,000 in payroll expenses primarily due to the hiring of additional employees and an increase of the vacation pay accrual; $362,000 in legal & professional fees; $140,000 in laboratory testing and clinical studies costs; $129,000 in consultants fees primarily due to a non-cash charge for options issued to consultants; $66,000 in depreciation and amortization expenses due to the earlier purchases of internal laboratory equipment; $51,000 in employee recruiting; $47,000 in insurance expenses due to additional employees and generally increased premiums; $28,000 in inside laboratory expenses; $17,000 in trade show and conference expenses; $12,000 in office expenses due to additional employees; $11,000 in automobile expenses; $11,000 in travel expenses; $10,000 in outside services primarily due to environmental waste removal costs and $9,000 in rent expenses.

Costs and expenses decreases for the 2003 period, as compared to the 2002 period, includes approximately: $89,000 in bad debt expense; $32,000 in buy-out of contract with a consultant; $8,000 in sample purchases primarily due to returns of earlier purchases and $6,000 in meetings and memberships.

Interest income increased approximately $8,000 or 25% to $40,000 for the 2003 Period from $32,000 for the 2002 Period due to an increased average cash balance.

Deferred income tax benefit for the 2003 period was approximately $84,000 compared to approximately $88,000 for the 2002 period. These benefits resulted from the sale of Novadel's New Jersey net operating losses.

The resulting net loss for the 2003 Period was $4,354,000 (net loss per share of $0.30) compared to a net loss of $2,588,000 (net loss per share of $0.25) for the 2002 Period.

THE THREE MONTHS ENDED APRIL 2003 [THE "2003 PERIOD"] AND APRIL 2002 [THE "2002 PERIOD"]

Operating revenues for the 2003 Period decreased approximately $81,000 to $0 from $81,000 for the 2002 Period.

Total costs and expenses for the 2003 Period decreased approximately $1,261,000 or 59% to $878,000 from $2,139,000 for the 2002 Period. This decrease includes approximately: $1,369,000 in consultants fees; $18,000 in travel expenses; $12,000 in trade shows and conferences and $7,000 in laboratory testing and clinical studies expenses.

Costs and expenses increases for the 2003 period, as compared to the 2002 period, includes approximately: $145,000 in payroll expense primarily due to the hiring of additional employees and an increase of the vacation pay accrual; $42,000 in legal & professional fees; $20,000 in depreciation and amortization expense due to the earlier purchases of internal laboratory equipment and $13,000 in public company expenses due to increased directors' fees.

Interest income decreased approximately $10,000 or 59% to $7,000 for the 2003 period from $17,000 for the 2002 period due to a decreased average cash balance.

The resulting net loss for the 2003 Period was $871,000 (net loss per share of $0.06) compared to a net loss of $2,041,000 (net loss per share of $0.15) for the 2002 Period.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities approximated $2,965,000 for the 2003 Period compared to net cash used in operating activities of approximately $810,000 for the 2002 Period. Net cash used in operating activities for both the 2003 and 2002 periods was primarily attributable to the net loss of $4,354,000 and $2,588,000, respectively. For the 2003 period, $264,000 was used for investing activities compared to $179,000 for the 2002 Period. For the 2003 period, $2,511,000 was received from financing activities compared to $4,934,000 for the 2002 period. Total cash flow for the 2003 period decreased approximately $718,000 as compared to a $3,945,000 increase for the 2002 period.

In May 2003, we completed a private placement, raising an additional $2,006,000 of equity. Before the end of the calendar year, it will be necessary for the Novadel to obtain additional financing and/or consummate a strategic alliance with a well funded business partner. There are a number of risks and uncertainties related to Novadel's attempt to complete a financing or strategic partnering arrangement that are outside the control of the Novadel. We may not be able to successfully obtain additional financing on terms acceptable to us, or at all. These uncertainties raise substantial doubt as to our ability to continue as a going concern. Our auditors have qualified their audit opinion with regard to our ability to continue as a going concern.

INFLATION

         We do not believe that inflation has had a material effect on our results of operations during the past three fiscal years. There can be no assurance that our business will not be affected by inflation in the future.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         To the best of management's knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which NovaDel was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

         In September 2001, we entered into a short-term employment agreement with Robert Galler, who was appointed as Vice President - Corporate Development and a Director. That agreement provided for the issuance to Mr. Galler of options to purchase 700,000 shares of our common stock at an exercise price of $.75 per share. Under the agreement, the vesting of these options was subject to the satisfaction of certain conditions precedent. In December 2001, the agreement with Mr. Galler was amended to recognize the accomplishment of the conditions. Among other things, the term was extended to three years, his compensation was increased, the options became vested, and he was granted an additional 350,000 options (on the same terms) which would become vested upon satisfaction of a condition in the amended agreement.

         During November 2001, we cancelled and reissued certain options under the 1992, 1997 and 1998 Option Plans. An aggregate of 345,000 options were issued to each of Harry A. Dugger and John J. Moroney at an exercise price of $.70 per share (110% of the market price), having a term of five years. An aggregate of 150,000 options were issued to each of Jack Kornreich and Robert Schaul at an exercise price of $.63 per share (100% of the market price), having a term of ten years.

         During December 2001, we received net proceeds of approximately $3,000,000 from a private placement of 4,000,000 units, which were purchased by Lindsay Rosenwald. Each unit consisted of one share of common stock, and a warrant (which expires December 2008) to purchase an additional share of our common stock at an exercise price of $.75. As part of the purchase agreement, we agreed to elect to the Board a Director to be nominated by Dr. Rosenwald (as of the date hereof, no such nominee had been selected) and to permit Dr. Rosenwald or a representative of his to attend Board meetings. Appropriate confidentiality agreements are in place to protect confidential company information. In March 2002, we received net proceeds of approximately $2,000,000 from a private placement of 2,666,667 additional units at a sale price of $.75 per unit. These units were purchased by Biomedical Investment Group LLC, which is affiliated with Dr. Rosenwald. These warrants expire in March 2009.

         In February 2002, 187,500 options were issued under the 1998 Option Plan; 37,500 to John J. Moroney, and 75,000 to each of Jack Kornreich and Robert Schaul. The options have an exercise price of $2.69 per share and a term of ten years.

         In October 2002, 200,000 non-plan options and 75,000 options under the 1998 Option Plan were issued to Harry A. Dugger. The options have an exercise price of $1.18 per share and a term of five years.

         In February 2002, we entered into a consulting agreement with John H. Klein, who was simultaneously elected as our chairman of the Board. In February 2003 the agreement was renewed for an additional one year term. Under the agreement, Mr. Klein was granted non-plan options to purchase 1,000,000 shares of our common stock at an exercise price of $2.40 per share. The options have a term of ten years and vest in three equal annual installments, beginning in February 2003. Mr. Klein is also entitled to certain bonuses, in the form of stock, stock options or other rights or property, as determined by the Board. In addition, Mr. Klein is entitled to receive certain success fees (based upon a percentage of net revenues) upon completion of certain types of corporate transactions (i.e., strategic partnerships, licensing arrangements and the like) which are introduced to NovaDel by Mr. Klein. The percentage of net revenue (which is between 4% - 10%) depends upon the share of profits that NovaDel is entitled to in such transactions.

         In December 2002, we entered into an employment agreement with Gary A. Shangold. Pursuant to the agreement, Dr. Shangold was granted non-plan options to purchase 1,000,000 shares of our common stock (at an exercise price of $1.93 per share) which vests over a three year period.

         In March 2003, 10,000 options under the 1998 Plan were issued to each of Messrs. Schaul and Kornreich. The options are exercisable at $1.51 per share and expire is March 2008.

         In March 2003, we issued 100,000 Non-Plan Options to each of Mr. William Hamilton and Dr. Lawrence Kessel upon their being elected to the Board of Directors. The options have an exercise price of $1.51, vest in three equal annual installments beginning in March 2004 and expire in March 2008.

         In June, 2003, we issued 100,000 Non-Plan Options to Dr. Mark H. Rachesky upon his being appointed to the Board of Directors. The options have an exercise price of $2.15 and vest in three equal annual installments beginning in June 2004 and expire in June 2008.

         In May 2003, we entered into an employment agreement with Barry Cohen. Pursuant to the agreement, Mr. Cohen was granted 75,000 options under the 1998 Plan (at an exercise price of $2.04 per share). 60,000 of such options vest in three equal annual installments beginning May 2004. The balance of such options vest upon the achievement of certain events. These options expire in May 2008.

         During fiscal 2002 we paid Mr. Schaul approximately $125,000 for legal services rendered to NovaDel.

         In fiscal 1998, we lent the principal amount of $60,000 to Dr. Dugger in exchange for a 7% promissory note. The note was due on demand, with interest due quarterly. This note was paid in full in January 2002.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

         Since the November 1997 closing of the public offering, our common stock has traded in the over-the-counter market on the National Association of Securities Dealers, Inc. OTC Bulletin Board System ("OTC.BB"). Since October 1, 2002, the symbol has been "NVDL". Prior thereto, the common stock traded under the symbol "FLEM". The following table sets forth the range of high and low closing bid quotations of the common stock as reported by the OTCBB for each fiscal quarter for the past three fiscal years. High and low bid quotations represent prices between dealers without adjustment for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                                                          Bid Prices
                                                                                                   High        Low
    FISCAL 2003

    First Quarter (August 1, 2002 through October 31, 2002)                                       $1.90       $1.13

    Second Quarter (November 1, 2002 through January 31, 2003)                                    $2.80       $1.44

    Third Quarter (February 1, 2003 through April 30, 2003)                                       $2.43       $1.50

    Fourth Quarter (May 1, 2003 through July 31, 2003)                                            $2.20       $1.50


    FISCAL  2002

    First Quarter (August 1, 2001 through October 31, 2001)                                        .60         .43

    Second Quarter (November 1, 2001 through January 31, 2002)                                     2.30        .63

    Third Quarter (February 1, 2002 through April 30, 2002)                                        3.79        2.40

    Fourth Quarter (May 1, 2002 through July 31, 2002)                                             3.62        1.65


    FISCAL 2001

    First Quarter (August 1, 2000 through October 31, 2000)                                       2.125        .969

    Second Quarter (November 1, 2000 through January 31, 2001)                                    1.562        .438

    Third Quarter (February 1, 2001 through April 30, 2001)                                       1.094        .550

    Fourth Quarter (May 1, 2001 through July 31, 2001)                                             .950        .510


         The closing bid price of our common stock as reported by the OTCBB was $1.85 on September 9, 2003.


         As of June 30, 2003 there were approximately 630 record holders of our common stock.

         We have never declared or paid a dividend on our Common Stock, and management expects that all or a substantial portion of our future earnings will be retained for expansion or development of our business. The decision to pay dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors such as contractual obligations. Management does not anticipate that we will pay dividends on the common stock in the foreseeable future. Moreover, there can be no assurance that dividends can or will ever be paid.


                             EXECUTIVE COMPENSATION

         The following table sets forth a summary for the fiscal years ended July 31, 2002, 2001 and 2000, respectively, of the cash and non-cash compensation awarded, paid or accrued by NovaDel to NovaDel's Chief Executive Officer ("CEO") (since December 2002, our Chief Scientific Officer) and its four most highly compensated officers other than the CEO, who served in such capacities at the end of fiscal 2002 (collectively, the "Named Executive Officers"). No other executive officer of NovaDel earned in excess of $100,000 in total annual salary and bonus for 2002, 2001 and 2000 in all capacities in which such person served NovaDel. There were no restricted stock awards, long-term incentive plan payouts or other compensation paid during fiscal 2002, 2001 and 2000 to the Named Executive Officers, except as set forth below:

                           SUMMARY COMPENSATION TABLE

----------------------------- ------- -------------------------------------- ------------------------------------- ----------------
                                                ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                      -------------------------------------- -------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                             -------------------------- ----------
                                                                                           SECURITIES
                                                                              RESTRICTED   UNDER-LYING
                                                              OTHER ANNUAL      STOCK       OPTIONS/    LTIP           ALL OTHER
             NAME AND         FISCAL    SALARY       BONUS    COMPENSATION     AWARD(S)      SAR (1)     PAYOUTS      COMPENSATION
        PRINCIPAL POSITION     YEAR       ($)         ($)           ($)          ($)           (#)         ($)            ($)
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------
Harry A. Dugger, III, Ph.D.    2002     347,000        0              0           0             0           0          10,000
Chief Scientific Officer,                  (2)
formerlyPresident and CEO
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------
                               2001     182,974        0              0           0             0           0             0
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------
                               2000     226,000        0              0           0          95,000         0             0
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------
John H. Klein                  2002     150,000        0              0           0         1,000,000       0          36,000
Chairman
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------
Donald Deitman                 2002     104,400        0              0           0             0           0           4,200
Chief Financial Officer
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------
                               2001     70,800         0              0           0             0           0             0
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------
                               2000     68,000         0              0           0             0           0             0
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------
Robert  C. Galler              2002     143,600        0              0           0          700,000        0           6,600
Vice President
Corporate Development
----------------------------- ------- ------------ ---------- -------------- ------------- ------------ ---------- ----------------

(1)  No Stock Appreciation Rights have been issued.

(2) This amount exceeds the amount of annual compensation payable to Dr. Dugger under his employment agreement. The reason for this is that during fiscal 2002 Dr. Dugger was paid certain accrued compensation from a prior year.

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

         The following table sets forth information with respect to the Named Executive Officers concerning grants of options during fiscal 2002:

----------------------------------------------------------------------------------------------------------------------------------
                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                        Individual Grants
----------------------------------------------------------------------------------------------------------------------------------
               (a)                           (b)                         (c)                      (d)                  (e)
---------------------------------- -------------------------- -------------------------- ---------------------- ------------------
              Name                   Number of Securities      % of Total Options/SARs     Exercise or Base        Expiration
                                    Underlying Options/SARs    Granted to Employees in       Price ($/Sh)             Date
                                          Granted (#)                Fiscal Year
---------------------------------- -------------------------- -------------------------- ---------------------- ------------------
Harry A Dugger III, Ph.D                    345,000                      16%                     $0.70            14 Nov. 2011
---------------------------------- -------------------------- -------------------------- ---------------------- ------------------
John H. Klein                              1,000,000                     47%                     $2.40            31 Jan. 2012
---------------------------------- -------------------------- -------------------------- ---------------------- ------------------
Donald J. Deitman                              0                         N/A                      N/A                  N/A
---------------------------------- -------------------------- -------------------------- ---------------------- ------------------
Robert Galler                               350,000                      16%                     $0.75             4 Dec. 2011
                                            350,000                      16%                     $0.75            11 Dec. 2011
---------------------------------- -------------------------- -------------------------- ---------------------- ------------------

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information with respect to the Named Executive Officers concerning the exercises of options during fiscal 2002 and the number and value of unexercised options held as of the end of fiscal 2002.

-------------------------------- ------------------- ------------------- ---------------------- -----------------------
                                                                         NUMBER OF SECURITIES
                                                                              UNDERLYING         VALUE OF UNEXERCISED
                                                                          UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
Name of Executive                 NUMBER OF SHARES                        AT FISCAL YEAR END;     AT FISCAL YEAR END
                                    ACQUIRED ON                              (EXERCISABLE/        ($); (EXERCISABLE/
            OFFICER                   EXERCISE       VALUE REALIZED ($)     UNEXERCISABLE)          UNEXERCISABLE)
-------------------------------- ------------------- ------------------- ---------------------- -----------------------
Harry A. Dugger, III, Ph.D.              0                   -                645,000 / 0            345,000 / 0
-------------------------------- ------------------- ------------------- ---------------------- -----------------------
John H. Klein                            0                   -               0 / 1,000,000              0 / 0
-------------------------------- ------------------- ------------------- ---------------------- -----------------------
Robert C. Galler                         0                   -                700,000 / 0            665,000 / 0
-------------------------------- ------------------- ------------------- ---------------------- -----------------------
Donald Deitman                           0                   -                     -                      -
-------------------------------- ------------------- ------------------- ---------------------- -----------------------

         The following table sets forth information regarding securities authorized for issuance as of the end of fiscal 2002 with respect to compensation we exchanged for consideration in the form of services.

                      EQUITY COMPENSATION PLAN INFORMATION

============================== ============================ ============================ ============================

                               Number of securities to be    Weighted average exercise
                                 issued upon exercise of       price of outstanding         Number of securities
        Plan Category             outstanding options,         options, warrants and       remaining available for
                                   warrants and rights                rights                   future issuance
============================== ============================ ============================ ============================
                                           (a)                          (b)                         (c)
============================== ============================ ============================ ============================
Equity compensation plans                   0                           N/A                          N/A
approved by security holders
============================== ============================ ============================ ============================
Equity compensation plans               3,717,472                     $1.658                         N/A
not approved by security
holders
============================== ============================ ============================ ============================

TOTAL                                   3,717,472                     $1.658                         N/A
============================== ============================ ============================ ============================


STOCK OPTION PLANS

          NovaDel has three stock option plans, adopted in 1992, 1997 and 1998, respectively (collectively referred to as the "Plans"). The 1992 and 1997 Plans provide for the issuance of options to purchase 500,000 shares of common stock, and the 1998 Plan provides for the issuance of options to purchase 1,800,000 shares of common stock, for a total of 2,800,000 shares. The 1997 Stock Option Plan is administered by Messrs. Hamilton and Kessel, who constitute the Compensation Committee of the Board of Directors ("Committee"), and the 1992 Stock Option Plan and 1998 Stock Option Plan are administered by the entire Board of Directors. For purposes of the following discussion, the term "Committee" will be used to reference the Committee with respect to the 1997 Stock Option Plan and the entire Board of Directors with respect to the 1992 Stock Option Plan and 1998 Stock Option Plan, as applicable. The Committee has sole discretion and authority, consistent with the provisions of the Plans, to select the Eligible Participants to whom options will be granted under the Plans, the number of shares which will be covered by each option and the form and terms of the agreement to be used. All employees and officers of NovaDel are eligible to participate in the Plans.


         At June 30, 2003, 300,000, 450,000 and 1,152,500 shares of our common stock were reserved for issuance pursuant to the 1992, 1997 and 1998 Plans, respectively. The exercise prices for the outstanding options reserved under the 1992 Plan range between $.63 and $2.00 per share; the exercise prices for the outstanding options reserved under the 1997 Plan range between $.63 and $2.00 per share; and the exercise prices for the outstanding options reserved under the 1998 Plan range between $.63 and $2.69 per share.


         The Committee is empowered to determine the exercise price of options granted under the Plans, but the exercise price of ISOs must be equal to or greater than the fair market value of a share of common stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). The Committee has the authority to determine the time or times at which options granted under the Plans become exercisable, but options expire no later than ten years from the date of grant (five years with respect to Optionees who own at least 10% of the outstanding common stock of NovaDel). Options are nontransferable, other than by will and the laws of descent, and generally may be exercised only by an employee while employed by NovaDel or within 90 days after termination of employment (one year from termination resulting from death or disability).

         No ISO may be granted to an employee if, as the result of such grant, the aggregate fair market value (determined at the time each option was granted) of the shares with respect to which ISOs are exercisable for the first time by such employee during any calendar year (under all such plans of NovaDel and any parent and subsidiary) exceeds $100,000. The Plans do not confer upon any employee any right with respect to the continuation of employment by NovaDel, nor do the Plans interfere in any way with the employee's right or NovaDel's right to terminate the employee's employment at any time.

NON-PLAN OPTIONS


         As of June 30, 2003, we had 4,150,000 non-plan options outstanding as follows: 1,000,000 options exercisable at $1.93 per share; 600,000 options exercisable at $1.84 per share; 700,000 options exercisable at $.75 per share; 1,000,000 options exercisable at $2.40 per share; 250,000 options exercisable at $3.18 per share; 150,000 options exercisable at $3.02 per share; 200,000 options exercisable at $1.18 per share; and 200,000 options at $1.51 per share.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Hamilton and Kessel serve as the members of our Compensation Committee, which reviews and makes recommendations with respect to compensation of officers, employees and consultants, including the granting of options under our 1997 Stock Option Plan. The 1992 and 1998 Stock Option Plans are administered by the entire Board.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Compensation of NovaDel's executives is intended to attract, retain and award persons who are essential to the enterprise. The fundamental policy of NovaDel's executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance. The Board of Directors utilizes subjective criteria for evaluation of individual performance. The Board focuses on two primary components of NovaDel's executive compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and long-term incentive compensation. NovaDel has not paid cash incentive bonuses during fiscal 2002.

         Except as set forth herein, NovaDel does not have any annuity, retirement, pension, deferred or incentive compensation plan or arrangement under which any executive officer is entitled to benefits, nor does NovaDel have any long-term incentive plan pursuant to which performance units or other forms of compensation are paid. Executive officers who qualify will be permitted to participate in NovaDel 1992, 1997 and 1998 Stock Option Plans which were adopted in May 1992, February 1997 and June 1998, respectively. In September 1998 the Board of Directors adopted an investment retirement account plan in which all employees of NovaDel are eligible to participate. Executive officers may participate in group life, health and hospitalization plans, if and when such plans are available generally to all employees. The Compensation Committee is satisfied that the compensation and stock option plans provided to the officers of NovaDel are structured and operated to create strong alignment with the long-term best interests of the NovaDel and its stockholders.

         The compensation of NovaDel's Chief Scientific Officer, Dr. Dugger (who served as NovaDel's President and Chief Executive Officer for fiscal 2002), for fiscal 2002 consisted of base salary of $248,500. Because of an inadequacy of cash flow during the first and second quarters of fiscal 2001, Dr. Dugger agreed to accrue all of his salary until the cash flow situation resolved itself. In May 2001, Dr. Dugger's salary was resumed and one-half of his accrued salary was paid out. The remaining half was paid out in January 2002. No bonuses, stock grants or option grants were awarded to Dr. Dugger during fiscal 2002. The determination by the Compensation Committee of Dr. Dugger's remuneration is based upon methods consistent with those used for other senior executives. The committee considers certain quantitative factors, including NovaDel's financial, strategic and operating performance for the year. The qualitative criteria include Dr. Dugger's leadership qualities and management skills, as exhibited by his innovations, time and effort devoted to NovaDel, and other general considerations. The Compensation Committee also takes note of comparable remuneration of other CEOs at similar companies. Based on the performance of NovaDel, the Compensation Committee believes that Mr. Dugger's compensation was appropriate.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         GARY A. SHANGOLD, M.D.. In December 2002, Dr. Shangold entered into a three-year employment agreement with NovaDel pursuant to which he agreed to serve as its President and Chief Executive Officer. We agreed to pay Dr. Shangold an annual base salary of $350,000 and a guaranteed bonus of $150,000. In addition, Dr. Shangold is eligible to receive: (i) an annual discretionary bonus of up to $262,500, which shall be determined at the sole discretion of the Board; and (ii) an investment and fee bonus equal to 5% of all amounts up to an aggregate of $7,500,000 (i.e., $375,000) invested in, or earned by, NovaDel during his term. We are obligated to pay Dr. Shangold at least $200,000 on or before June 30, 2003. Such investment and fee bonus shall be reduced by certain proceeds received by Dr. Shangold from his former employer. Pursuant to the agreement, Dr. Shangold was also granted non-plan options to purchase 1,000,000 shares of our common stock (at an exercise price of $1.93 per share) which vest over a three year period.

         HARRY A. DUGGER, III, PH.D. In February 2002, effective January 1, 2002, Dr. Dugger entered into a new three-year employment agreement at a base salary, for the first year, of $248,500 per year (which increases each year by the greater of the CPI index or 5%). Except for the increase in base salary, there was no material difference between the new employment agreement and that previously in effect.

         JOHN KLEIN. In February 2002, Mr. Klein entered into a one-year consulting agreement (which was renewed in February 2003 for an additional one year) at a base compensation of $300,000, plus certain fringe benefits of approximately $72,000 per year. Pursuant to the agreement, he was granted 1,000,000 non-plan options at $2.40 per share. See "Certain relationships and related transactions." Mr. Klein is also entitled to certain bonuses, in the form of stock, stock options or other rights or property, as determined by the Board. In addition, Mr. Klein is entitled to receive certain success fees (based upon a percentage of net revenues) upon completion of certain types of corporate transactions (i.e., strategic partnerships, licensing arrangements and the like) which are introduced to NovaDel by Mr. Klein. The percentage of net revenue (which is between 4% - 10%) depends upon the share of profits that NovaDel is entitled to in such transactions.

         ROBERT C. GALLER. In September 2001, Mr. Galler entered into a short-term employment agreement in which he was appointed as our Vice President
- Corporate Development and a Director. The agreement provided for a base salary of $120,000 per year and the issuance to Mr. Galler of options to purchase 700,000 shares of our common stock at an exercise price of $.75 per share. Under the agreement, the vesting of these options was subject to the satisfaction of certain conditions precedent. In December 2001, the agreement with Mr. Galler was amended to recognize the accomplishment of the conditions. Pursuant to the amendment, the term was extended to three years, his compensation was increased to $180,000, the options became vested, and he was granted an additional 350,000 options (on the same terms) which would become vested upon satisfaction of a condition in the amended agreement.
See "Certain relationships and related transactions."

         DONALD DEITMAN. In February 2002, effective January 1, 2002, Mr. Deitman entered into a three year employment agreement as our Chief Financial Officer. The agreement provided for a base salary, for the first year, of $125,000 per year (which increases each year by the greater of the CPI index or 5%). All other provisions of the agreement are the same as those in effect for our other executives.

         MOHAMMED ABD EL-SHAFY, PH.D. In May 2002, we entered into a three year employment agreement with Dr. El-Shafy, who was appointed Vice President-Formulation Development. Pursuant to the agreement, he received a base salary, for the first year, of $110,000, which increased in April 2003 to $180,000. In addition, he was granted 150,000 non-plan options at $3.02 per share. Subsequently, in March 2003, Dr. El-Shafy was granted 50,000 options under the 1998 Option Plan at an exercise price of $1.51.

         BARRY COHEN. In May 2003, we entered into a three year employment agreement with Barry Cohen, who was appointed Vice President-New Business and Product Development. Pursuant to the agreement, he receives a base salary of $185,000, plus incentive bonuses. Pursuant to the agreement, he was issued 75,000 options (exercisable at $2.04 per share) under the 1998 Plan. 60,000 of such options vest in three equal installments commencing May 2004. These options expire in May 2008. The balance of such options vest upon achievement of certain objectives.

The foregoing agreements also provide for certain non-competition and non-disclosure covenants on the part of such executive. However, with respect to the non-competition covenants, a court may determine not to enforce such provisions or only partially enforce such provisions. Additionally, each of the foregoing agreements (other than John Klein) provides for certain fringe benefits, such as inclusion in pension, profit sharing, stock option, savings, hospitalization and other benefit plans at such times as NovaDel shall adopt them.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for NovaDel by Brown Rudnick Berlack Israels LLP, New York, New York.

                                     EXPERTS

         Certain of the financial statements of NovaDel included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Wiss & Company, LLP, independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.


                              AVAILABLE INFORMATION

         Reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's New York Regional office at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, DC 20549 at prescribed rates.

         This Registration Statement, as well as all amendments thereto and subsequent reports, have been and will be filed through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. Documents filed through EDGAR are publicly available through the Commission's Website at http:/www.sec.gov.

         Statements contained herein as to the contents of any document are summaries of such documents and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. All material information of such exhibits are discussed in this Form SB-2. The Registration Statement may be inspected and copied at the places set forth above.

                          INDEX TO FINANCIAL STATEMENTS




FINANCIAL STATEMENT (UNADITED) - April 30, 2003

                                                                                                Page
                                                                                                ----
Consolidated Balance Sheets as of April 30, 2003 and July 31, 2002                              F-2
Statements of Operations for the Three Months and Nine Months Ended April 30, 2003 and 2002     F-3
Statement of Changes in Shareholders'  Equity for the Nine Months Ended April 30, 2003          F-4
Statements of Cash Flows for the Nine Months Ended April 30, 2003 and 2003                      F-5
Notes to Financial Statements                                                                   F-6 thru F-9


Financial Report - July 31, 2002

Independent Auditors' Report                                                                    F-10
Balance Sheet                                                                                   F-11
Statement of Operations                                                                         F-12
Statements of Changes in Shareholder' Equity                                                    F-13
Statements of Cash Flows                                                                        F-14
Notes to Financial Statements                                                                   F-15 thru F-22

                               NOVADEL PHARMA INC.

                                 BALANCE SHEETS

                                                                                    April 30         July 31,
                                                                                      2003            2002
                                                                                  ------------    ------------
                                                                                  (Unaudited)       (Note 1)
                                    ASSETS
CURRENT ASSETS:
  Cash                                                                            $  2,596,000    $  3,314,000
  Accounts receivable - trade, less allowance for
    doubtful accounts of $88,000 at  April 30, 2003 and
    July 31, 2002                                                                         --             1,000
  Prepaid expenses and other current assets                                            131,000          96,000
                                                                                  ------------    ------------
            Total Current Assets                                                     2,727,000       3,411,000
                                                                                  ------------    ------------

FURNITURE, FIXTURES, AND EQUIPMENT, LESS
  ACCUMULATED DEPRECIATION                                                             559,000         406,000

OTHER ASSETS                                                                           356,000          22,000
                                                                                  ------------    ------------
                                                                                  $  3,642,000    $  3,839,000
                                                                                  ============    ============
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Accounts payable-trade                                                          $    247,000    $    125,000
  Accrued expenses and other current liabilities                                       500,000         191,000
                                                                                  ------------    ------------
    Total Current Liabilities                                                          747,000         316,000
                                                                                  ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY):
   Preferred stock, $.01 par value:
        Authorized 1,000,000 shares, none issued Common stock, $.001 par value:
        Authorized - 50,000,000 shares
           Issued and outstanding 16,411,842 and 14,448,817;
           respectively                                                                 16,000          14,000
   Additional paid-in capital                                                       17,046,000      13,322,000
   Accumulated Deficit                                                             (14,167,000)     (9,813,000)
                                                                                  ------------    ------------
           Total Stockholders' Equity (Deficiency)                                   2,895,000       3,523,000
                                                                                  ------------    ------------
                                                                                  $  3,642,000    $  3,839,000
                                                                                  ============    ============

See accompanying notes to financial statements.

                               NOVADEL PHARMA INC.

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                              Three Months Ended                   Nine Months Ended
                                                  April 30,                            April 30,
                                      ---------------------------------------------------------------------
                                          2003               2002               2003               2002
                                      ------------       ------------       ------------       ------------
CONSULTING REVENUES                             --       $     81,000                 --       $    335,000

CONSULTING, SELLING, GENERAL AND
    ADMINISTRATIVE EXPENSES                878,000          2,139,000          4,478,000          3,011,000
                                      ------------       ------------       ------------       ------------

LOSS FROM OPERATIONS                      (878,000)        (2,058,000)        (4,478,000)        (2,676,000)

BUY-OUT OF CONSULTANT'S

CONTRACT                                        --                 --                 --            (32,000)

INTEREST INCOME                              7,000             17,000             40,000             32,000
                                      ------------       ------------       ------------       ------------

NET LOSS BEFORE TAXES                     (871,000)        (2,041,000)        (4,438,000)        (2,676,000)

DEFFERED INCOME TAX BENEFIT                     --                 --             84,000             88,000
                                      ------------       ------------       ------------       ------------

NET LOSS                              $   (871,000)      $ (2,041,000)      $ (4,354,000)      $ (2,588,000)
                                      ============       ============       ============       ============

BASIC AND DILUTED LOSS PER SHARE      $       (.06)      $       (.15)      $       (.30)      $       (.25)
                                      ============       ============       ============       ============

SHARES USED IN COMPUTATION OF
    BASIC  AND DILUTED LOSS PER
    SHARE                               15,155,662         13,432,765         14,731,391         10,332,959
                                      ============       ============       ============       ============

See accompanying notes to financial statements.

                               NOVADEL PHARMA INC.

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (Unaudited)


                                                       Common Stock
                                             ------------------------------
                                                                                                                       Stockholders'
                                                                    Par           Paid-in          Accumulated           Equity
                                                Shares             Value          Capital            Deficit           (Deficiency)
                                             ------------      ------------      ------------      ------------       ------------
BALANCE, JULY 31, 2002                         14,448,817      $     14,000      $ 13,322,000      $ (9,813,000)      $  3,523,000
NINE  MONTHS ENDED APRIL 30, 2003                      --
Stock issued in connection with private         1,863,333             1,000         2,510,000                --          2,511,000
 placements, net of costs
Shares issued for Warrants exercised               99,692             1,000             9,000                --             10,000
Options issued for services                            --                --         1,198,000                --          1,198,000
Warrants issued for services                           --                --             7,000                --              7,000
  Net Loss                                             --                --                --      (4,354,,000)         (4,354,000)
                                             ------------      ------------      ------------      ------------       ------------
BALANCE, APRIL 30, 2003                        16,411,842      $     16,000      $ 17,046,000      $(14,167,000)      $  2,895,000
                                             ============      ============      ============      ============       ============

See accompanying notes to financial statements.

                               NOVADEL PHARMA INC.

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                                                 Nine Months Ended
                                                                                      April 30,
                                                                            -----------------------------
                                                                               2003              2002
                                                                            -----------       -----------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net  (loss)                                                               $(4,354,000)      $(2,588,000)
  Adjustments to reconcile net income (loss) to net cash
      flows from operating activities:
      Warrants issued for Services                                                7,000            47,000
      Options Issued for Services                                             1,198,000         1,348,000
      Shares issued for Warrants exercised                                       10,000                --
      Depreciation & Amortization                                               111,000            45,000
      Allowance for Doubtful Accounts                                                --            89,000
  Changes in operating assets and liabilities:
      Accounts receivable                                                         1,000           (94,000)
      Prepaid expenses and other current assets                                 (35,000)          (22,000)
      Demand note receivable, officer                                                --            60,000
      Due from joint venture partner for reimbursable expenses                       --            (4,000)
      Other Assets                                                             (334,000)           (1,000)
      Accounts payable - trade                                                  122,000           191,000
      Accrued expenses and other current liabilities                            309,000           119,000
                                                                            -----------       -----------
  Net cash flows from operating activities                                   (2,965,000)         (810,000)
                                                                            -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchase of property and equipment                                           (264,000)         (179,000)
                                                                            -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES - Proceeds received from issuance
  of common stock through a private placement offering                        2,511,000         4,934,000
                                                                            -----------       -----------
NET CHANGE IN CASH                                                             (718,000)        3,945,000

CASH, BEGINNING OF PERIOD                                                     3,314,000           585,000
                                                                            -----------       -----------
CASH, END OF PERIOD                                                         $ 2,596,000       $ 4,530,000
                                                                            ===========       ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                                             $        --       $        --
                                                                            ===========       ===========
  Income taxes paid                                                         $        --       $        --
                                                                            ===========       ===========


See accompanying notes to financial statements.

                               NOVADEL PHARMA INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 1   -        Basis of Presentation:

                  The balance sheet at the end of the preceding fiscal year has been derived from the audited balance sheet contained in the Company's Form 10-KSB and is presented for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made in the interim statements. Results of operations for interim periods are not necessarily indicative of the operating results for a full year.

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Before the end of the calendar year, it will be necessary for the Company to obtain additional financing and/or consummate a strategic alliance with a well-funded business partner. There are a number of risks and uncertainties related to the Company's attempt to complete a financing or strategic partnering arrangement that are outside the control of the Company. We may not be able to successfully obtain additional financing on terms acceptable to the Company, or at all. These uncertainties raise substantial doubt as to the Company's ability to continue as a going concern.

                  Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. The financial statements in this report should be read in conjunction with the financial statements and notes thereto included in the Form 10-KSB of NOVADEL PHARMA INC. (the "Company"), for the year ended July 31, 2002.

Note 2   -        Prepaid expenses and other current assets:

                  Approximately $86,000 of prepaid supplies; $41,000 of prepaid insurance; $2,000 of employee loan and $2000 of other are included in the $131,000 total.

                  Other assets:

                  Approximately $351,000 of security deposits are included in the $354,000 total. The remainder is other assets.

                  Accrued expenses and other current liabilities:

                  Approximately $221,000 of accrued payroll and related payroll taxes; $168,000 of accrued employee vacation and $104,000 of accrued legal and professional fees are included in the $500,000 total. The remainder is other accrued expenses and other current liabilities.

Note 3 -          Private Placement:

                  During  April  2003,  the  Company  received  net  proceeds of approximately $2,511,000 from a total of 27.95 Units of the Company's securities. Each Unit consisted of sixty six thousand, six hundred, sixty seven (66,667) common shares, par value $.001, and sixteen thousand, six hundred, sixty seven (16,667) warrants. Each warrant entitled the holder to purchase an additional share of the company's common stock at an exercise price of $2.00 within five (5) years. The terms of the placement provide that if at any time following the closing of the offering and continuing for a period of two (2) years thereafter we offer shares of our common stock for sale in a capital raising transaction, we will permit the investors to purchase such number of shares of common stock to maintain their pro rata ownership percentages of NovaDel and that if, at any timed following the closing of the offering for a period of one year, we sold shares of common stock in a capital raising transaction (of at least $1 million) at a per share price less than $1.50, we will issue to the investors additional shares of common stock (so that they would receive their original shares at such lower price). The sale price of each Unit was $100,000 ($1.50 per share). (See also notes 4 and 7) As partial compensation to the placement agent, the Company became obligated to issue to the placement agent warrants to purchase 93,167 shares of the Company's common stock at an exercise price of $1.65 per share. The warrants have a term of five (5) years.

Note 4 -          Stock Options and Warrants:

                  The Company follows the intrinsic method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123) requires use of option valuation models that were not developed for use in valuing employee stock options. FAS 123 permits a company to elect to follow the intrinsic method of APB 25 rather than the alternative fair value accounting provided under FAS 123, but requires pro forma net income and earnings per share disclosures as well as various other disclosures not required under APB 25 for companies following APB 25. The Company has adopted the disclosure provisions required under Financial Accounting standards Board Statement No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure" (FAS 148). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense was recognized.

                  Pro forma information regarding net income and earnings per share is required by FAS 123 and FAS 148, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

                  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, options valuation models require the input of highly subjective input assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options.

                  For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                  3 Months Ended                       9 Months Ended
                                                                     April 30,                            April 30,
                                                         ------------------------------------------------------------------
                                                                2003               2002              2003              2002
                                                         -----------       ------------      ------------       -----------
Net Loss, as reported                                    $  (871,000)      $ (2,041,000)     $ (4,554,000)      $(2,588,000)
Stock-based employee compensation expense                   (238,000)                --          (437,000)       (1,439,000)
under fair value method, net of related tax effects
                                                         -----------       ------------      ------------       -----------
Pro forma net loss                                       $(1,109,000)      $ (2,041,000)      $(4,791,00)       $(4,027,000)
                                                         ===========       ============      ============       ===========

Loss per share:
           Basic and diluted, as reported                $      (.06)      $       (.15)     $       (.30)      $      (.25)
                                                         ===========       ============      ============       ===========
           Basic and diluted, pro forma                  $      (.07)      $       (.15)     $       (.33)      $      (.39)
                                                         ===========       ============      ============       ===========

                  In October 2002, the Company issued 75,000 options under the 1998 Option Plan and 200,000 Non-Plan options to its then President. These options vested immediately, have an exercise price of $1.30 and expire during October 2007.

                  In November 2002, the Company decided to extend for one year the expiration date of its publicly traded Warrants (i.e. to November 18, 2003). All other provisions of the Warrants remain unchanged.

                  In December 2002, pursuant to an employment agreement with Gary A. Shangold, M.D. (see Note 5, below) 1,000,000 options were issued at an exercise price of $1.93 per share with a 5 year life. The options vest and become exercisable in three equal annual installments commencing December 1, 2003

                  During March 2003, the Company granted an aggregate of 140,000 stock options under the Company's 1998 Option Plan, exercisable at $1.51 per share for a term of five (5) years, to nine (9) employees.

                  In March 2003, the board issued 10,000 stock options to each of two (2) directors under the Company's 1998 Option Plan. These options have an exercise price of $1.51 and a term of 5 years.

                  In March 2003, the board issued 100,000 Non-Plan options to each of two new independent directors. These options have an exercise price of $1.51 and a term of 5 years.

                  During  April  2003,  the  Company  received  net  proceeds of approximately $2,560,000 from a total of 27.95 Units of the Company's securities. Each Unit consisted of sixty six thousand, six hundred, sixty seven (66,667) common shares, par value $.001, and sixteen thousand, six hundred, sixty seven (16,667) warrants. Each warrant entitled the holder to purchase an additional share of the company's common stock at an exercise price of $2.00 within five (5) years. The sale price of each Unit was $100,000 ($1.50 per share). (See also notes 3 and 7) As partial compensation to the placement agent, the Company became obligated to issue to the placement agent warrants to purchase 93,167 shares of the Company's common stock at an exercise price of $1.65 per share. The warrants have a term of five (5) years.

Note 5 -          Deferred income tax benefit:

                  During December 2002, the Company received approximately $84,000 as consideration for transferring approximately $1,116,000 of New Jersey net operating loss tax benefit to a third party corporation buyer. The Technology Tax Certificate Transfer Program for transferring net operating loss and R & D tax benefits is the responsibility of New Jersey Economic Development Authority.

Note 6 -          Contracts:

                  In December 2002, the Company entered into a three-year employment agreement with Gary A. Shangold, M.D. pursuant to which he agreed to serve as the Company's President and Chief Executive Officer. The Company agreed to pay Dr. Shangold an annual base salary of $350,000 and a guaranteed bonus of $150,000. In addition, Dr. Shangold is eligible to receive:
                  (i) an annual discretionary bonus of up to $262,500, which shall be determined at the sole discretion of the Board; and
                  (ii) an investment and fee bonus equal to 5% of all amounts up to an aggregate of $7,500,000 (i.e., $375,000) invested in, or earned by, the Company during his term. The Company is obligated to pay Dr. Shangold at least $200,000 on or before June 30, 2003. Such investment and fee bonus shall be reduced by certain proceeds received by Dr. Shangold from his former employer. Pursuant to the agreement, Dr. Shangold was also granted Non-Plan options

                  (see Note 3, above) to purchase 1,000,000 shares of the Company's common stock (at an exercise price of $1.93 per share) which vest over a three year period. Such options have a term of five (5) years.

                  In March 2003, the Company entered into a 10 year lease for approximately 31,200 sq. feet of office, laboratory, manufacturing and warehouse space. These premises are presently being fitted-out. Occupancy should begin, in stages, during the third quarter 2003. When fully occupied, anticipated to be during the 4th quarter 2003, the annual rent will be approximately $300,000 plus a proportionate share of real estate taxes and common areas.

                  In April 2003, the Company entered into a license and development agreement with Manhattan Pharmaceuticals, Inc. for the worldwide, exclusive rights to the Company's proprietary lingual spray technology to deliver Propofol for pre-procedural sedation. The terms of the agreement calls for certain milestone and other payments, the first of which was received during June 2003.

Note 7 -          Subsequent Events:

                  In May 2003, the Company entered into a three-year employment agreement with Barry Cohen pursuant to which he agreed to serve as the Company's Vice President, New Business & New Product Development. The Company agreed to pay Mr. Cohen an annual base salary of $185,000. Pursuant to the agreement, Mr. Cohen was also granted Plan options to purchase up to 75,000 shares of the Company's common stock at an exercise price of $2.04 per share (110% of the fair market value on the grant date) which vest, subject to conditions, over a three year period. Such options have a term of ten (10) years.

                  During May 2003, the Company completed a private placement and received additional net proceeds of approximately $1,850,000 from the placement of a total of 20.05 Units of the Company's securities. Each Unit consisted of sixty six thousand, six hundred, sixty seven (66,667) common shares, par value $.001, and sixteen thousand, six hundred, sixty seven (16,667) warrants. Each warrant entitles the holder to purchase an additional share of the company's common stock at an exercise price of $2.00 within five (5) years. The sale price of each Unit was $100,000 ($1.50 per share). The terms of the placement provide that if at any time following the closing of the offering and continuing for a period of two (2) years thereafter we offer shares of our common stock for sale in a capital raising transaction, we will permit the investors to purchase such number of shares of common stock to maintain their pro rata ownership percentages of NovaDel and that if, at any timed following the closing of the offering for a period of one year, we sold shares of common stock in a capital raising transaction (of at least $1 million) at a per share price less than $1.50, we will issue to the investors additional shares of common stock (so that they would receive their original shares at such lower price). For this portion of the private placement, the placement agent received, as additional compensation, warrants to purchase an additional 66,850 shares of the Company's common stock at an exercise price of $1.65 per share. These warrants have a term of five
                  (5) years. "See also note 4".

                          INDEPENDENT AUDITORS' REPORT



To the Audit Committee of NOVADEL PHARMA INC.


We have audited the balance sheet of NOVADEL PHARMA INC. (formerly known as Flemington Pharmaceutical Corporation) as of July 31, 2002 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NOVADEL PHARMA INC. at July 31, 2002, and the results of its operations and its cash flows for each of the two years in the period then ended are in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had a recent history of recurring losses from operations, giving rise to an accumulated deficit through July 31, 2002 and is currently developing pharmaceutical products which will require substantial financing to fund anticipated product development costs. Resulting operating losses and negative cash flows from operations are likely to occur until, if ever, profitability can be achieved through successful marketing of newly developed products. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                      WISS & COMPANY, LLP


Livingston, New Jersey
October 17, 2002

                               NOVADEL PHARMA INC.


                                  BALANCE SHEET
                                  JULY 31, 2002


                                     ASSETS
CURRENT ASSETS:
  Cash and equivalents .......................................................      $  3,314,000
  Accounts receivable - trade, less allowance for doubtful
accounts
    of  $88,000 ..............................................................             1,000
  Prepaid expenses and other current assets ..................................            96,000
                                                                                    ------------
            Total Current Assets .............................................                          $  3,411,000

FURNITURE, FIXTURES, EQUIPMENT
and LEASEHOLD IMPROVEMENTS, LESS
ACCUMULATED DEPRECIATION OF $172,000 .........................................                               406,000



OTHER ASSETS .................................................................                                22,000
                                                                                                        ------------
                                                                                                        $  3,839,000
                                                                                                        ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable-trade .....................................................      $    125,000
  Accrued expenses and other current liabilities .............................           191,000
                                                                                    ------------
     Total Current Liabilities ...............................................                          $    316,000


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY : Preferred stock, $.01 per value:
        Authorized 1,000,000 shares, none issued Common stock $.001 par value:
        Authorized - 50,000,000 shares
           Issued and outstanding -14,448,817 shares .........................            14,000
   Additional paid-in capital ................................................        13,322,000
   Accumulated Deficit .......................................................        (9,813,000)
                                                                                    ------------
           Total Stockholders' Equity ........................................                             3,523,000
                                                                                                        ------------
                                                                                                        $  3,839,000
                                                                                                        ============


See accompanying notes to financial statements.

                               NOVADEL PHARMA INC.

                            STATEMENTS OF OPERATIONS

                                                                     Year Ended
                                                                      July 31,
                                                          -------------------------------
                                                              2002               2001
                                                          ------------       ------------
CONSULTING REVENUES ................................      $    339,000       $    300,000

CONSULTING EXPENSES ................................           962,000            691,000

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES .......         3,767,000            787,000
                                                          ------------       ------------

LOSS FROM OPERATIONS ...............................        (4,390,000)        (1,178,000)

BUY-OUT OF CONSULTANT'S CONTRACT ...................           (32,000)                --

INTEREST INCOME ....................................            44,000             23,000
                                                          ------------       ------------

NET LOSS BEFORE TAXES ..............................        (4,378,000)        (1,155,000)

DEFERRED INCOME TAX BENEFIT ........................            88,000             46,000
                                                          ------------       ------------

NET LOSS ...........................................      $ (4,290,000)      $ (1,109,000)
                                                          ============       ============


BASIC AND DILUTED LOSS
PER COMMON SHARE:
  Net Loss .........................................      $       (.38)      $       (.18)
                                                          ------------       ------------

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING        11,361,000          6,326,000
                                                          ============       ============


See accompanying notes to financial statements.

                               NOVADEL PHARMA INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                      Common Stock
                                              -----------------------------
                                                                                  Additional
                                                                    Par            Paid-in          Accumulated       Stockholders'
                                                 Shares            Value            Capital           Deficit            Equity
                                              -----------       -----------       -----------       -----------        -----------
BALANCE,  JULY 31, 2000                         5,877,300       $     6,000       $ 5,250,000       $(4,414,000)       $   842,000
                                              -----------       -----------       -----------       -----------        -----------


YEAR ENDED JULY 31, 2001
Common Shares Issued for Services                   3,937                --             6,000                --              6,000
  In connection with private placement,
  net of costs                                  1,843,663             2,000         1,155,000                --          1,157,000
  Net Loss                                             --                --                --        (1,109,000)        (1,109,000)
                                              -----------       -----------       -----------       -----------        -----------
BALANCE, JULY 31, 2001                          7,724,900       $     8,000       $ 6,411,000       $(5,523,000)       $   896,000
                                              -----------       -----------       -----------       -----------        -----------


YEAR ENDED JULY 31, 2002
Common Shares Issued in connection
  with private placements, net of costs         6,666,667             6,000         4,910,000                --          4,916,000
Shares issued for Options exercised                 7,765                --                --                --                 --
Shares issued for Warrants exercised               49,485                --                --                --                 --
Options issued for services                            --                --         1,947,000                --          1,947,000
Warrants issued for services                           --                --            54,000                --             54,000
 Net Loss                                              --                --                --        (4,290,000)        (4,290,000)
                                              -----------       -----------       -----------       -----------        -----------
BALANCE, JULY 31, 2002                         14,448,817       $    14,000       $13,322,000       $(9,813,000)       $ 3,523,000
                                              ===========       ===========       ===========       ===========        ===========


See accompanying notes to financial statements.

                               NOVADEL PHARMA INC

                            STATEMENTS OF CASH FLOWS


                                                                                July 31
                                                                               Year Ended
                                                                     ------------------------------
                                                                         2002               2001
                                                                     -----------        -----------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net  loss                                                          $(4,290,000)       $(1,109,000)
  Adjustments to reconcile net loss to net cash
      flows from operating activities:
      Shares issued for services                                              --              6,000
      Options issued for services                                      1,947,000                 --
      Warrants issued for services                                        54,000                 --
      Depreciation and amortization                                       77,000             24,000
      Allowances for Doubtful Accounts                                    79,000                 --
      Changes in operating assets and liabilities:
      Accounts receivable                                                 12,000            (46,000)
      Due from D&O Insurance Carrier                                          --             86,000
      Demand note receivable, Officer                                     60,000                 --
      Prepaid expenses and other current assets                          (39,000)            (5,000)
      Due from Joint Venture partner for reimbursable expenses             6,000             74,000
      Other Assets                                                        (5,000)            (7,000)
      Accounts payable - trade                                           114,000            (57,000)
      Billings in excess of costs and estimated earnings
        on uncompleted contracts                                              --            (49,000)
      Accrued expenses and other current liabilities                     114,000            (23,000)
                                                                     -----------        -----------
         Net cash flows from operating activities                     (1,871,000)        (1,106,000)
                                                                     -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchase of property and equipment                                    (316,000)          (166,000)
                                                                     -----------        -----------
        Net cash flows from investing activities                        (316,000)          (166,000)
                                                                     -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES -
  Proceeds received from private placements                            4,916,000          1,157,000
                                                                     -----------        -----------
      Net cash flows from financing activities                         4,916,000          1,157,000
                                                                     -----------        -----------
NET CHANGE IN CASH                                                     2,729,000           (115,000)
CASH,  BEGINNING OF YEAR                                                 585,000            700,000
                                                                     -----------        -----------
CASH,  END OF YEAR                                                   $ 3,314,000        $   585,000
                                                                     ===========        ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest paid                                                    $        --        $        --
                                                                     ===========        ===========
    Income taxes paid                                                $        --        $        --
                                                                     ===========        ===========

See accompanying notes to financial statements.

                               NOVADEL PHARMA INC.

                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Nature of the Business and Summary of Significant Accounting Policies:

Nature of the Business - NOVADEL PHARMA INC. (the "Company"), which was formerly known as Flemington Pharmaceutical Corporation, is incorporated in the State of Delaware. The Company is engaged in domestic and international consulting activities and the development of novel pharmaceutical products combining presently marketed drugs with innovative patent-pending oral dosage delivery systems of the Company, designed to enhance and accelerate the onset of the therapeutic benefits which the drugs are intended to produce. Management intends to develop the products in collaboration with pharmaceutical companies having significant existing sales of the pharmaceutical compounds being incorporated into the Company's dosage delivery systems, thereby creating a more effective and more attractive product.

                  Revenues and Costs - Revenues from contract clinical research are recognized as earned.

                  Contract costs normally consist of fees paid to outside clinics for studies and an allocable portion of the Company's operating expenses. General and administrative costs pertaining to contracts are charged to expense as incurred.

                  Cash Equivalents - Cash equivalents include certificates of deposit and money market instruments purchased with original maturities of three months or less.

                  Financial Instruments - Financial instruments include cash and cash equivalents, accounts receivable, amounts due from joint venture partner and insurance carrier, loans to stockholders, accounts payable, and accrued expenses. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information available to management.

                  Furniture, Fixtures and Equipment - Furniture, fixtures and equipment are stated at cost. The Company provides for depreciation using accelerated methods, based upon estimated useful lives of 5 to 7 years for furniture, fixtures and equipment.

                  Income Taxes - Temporary differences between financial statement and income tax reporting result primarily from net operating losses. As a result of these temporary differences, the Company has recorded a deferred tax asset with an offsetting valuation allowance for the same amount.

                  Defined Contribution Retirement Plans - The Company has a Simple IRA retirement plan providing for contributions at management's discretion. During the years ended July 2002 and July 2001, the Company made contributions to the retirement plan of approximately $11,000 and approximately $15,000, respectively.

                  Risk Concentrations:

                  (a) Credit Risk - The Company maintains its cash balances in financial institutions that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 each. Such balances, at times, may exceed the FDIC limits.


                  (b) Major Customers - During fiscal 2002, the Company had revenue from two customers located in the USA approximating 46% and 40%, respectively, of the Company's total revenue.


     During fiscal 2001, the Company had revenue from two customers located in the United States approximating 40 % and 18 %, respectively, of the Company's total revenue.

                  (c) Supplier Dependence - The Company believes that certain raw materials, including inactive ingredients, are available only from a limited number of suppliers internationally and that certain packaging materials intended for use in connection with its spray products currently are available from limited supply sources. The Company does not believe it will encounter difficulties in obtaining inactive ingredients or packaging materials necessary for the manufacture of its products. However, there can be no assurance that the Company will be able to enter into satisfactory purchasing agreements or arrangements, thereby, causing a potential significant adverse effect on the Company's ability to arrange for the manufacture of formulated products.

                  Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Earnings (Loss) per Share - Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" requires the disclosure of both diluted and basic earnings per share. Basic earnings per share is based on the weighted average of all common shares outstanding. The computation of diluted earnings per share does not assume the conversion, exercise or contingent issuance of securities that would have an antidilutive effect on earnings per share.

                  Recent Accounting Pronouncements - In August 2001, the FASB issued, SFAS No. 143, Accounting for Asset Retirement Obligations, which requires companies to record a liability at fair value for asset retirement obligations in the period in which they are incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for the Company for the fiscal year beginning June 1, 2003. The Company is currently evaluating the provisions of this Statement, but does not believe adoption of the statement will result in material impact to its results of operations or financial position. In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived
                  Assets, which provides a single accounting model for long-lived assets to be disposed of. This Statement is effective for the Company for the fiscal year beginning August 1, 2002. The Company is currently evaluating the provisions of this Statement, but does not anticipate that adoption will result in a material impact to its results of operations or financial position.

Note 2 - Management's Plans to Overcome Operating and Liquidity Difficulties

                  The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

                  The Company's continued existence is dependent upon its ability to achieve profitable operations or obtain additional financing. The Company is currently seeking collaborative arrangements with pharmaceutical companies for the joint development of delivery systems and the successful marketing of these delivery systems. The Company is exploring merger opportunities or other strategic alternatives to fund future operations.

                  In view of the Company's very limited resources, its anticipated expenses and the competitive environment in which the Company operates, there can be no assurance that its operations will be sustained for the duration of its next fiscal year.

Note 3 - Prepaid and Accrued expenses:

                  Accrued expenses and other current liabilities - Approximately $77,000 of accrued vacation salary and related payroll taxes due to the Company's employees, approximately $27,000 of study costs, approximately $48,000 of legal fees and approximately $20,000 of accrued salary and related payroll taxes due to the Company's employees are included in the $191,000 total. The remainder is accrued expenses and other current liabilities.

Note 4 - Furniture, Fixtures and Equipment

                  Furniture, fixtures and equipment is summarized as follows:

                                                             July 31, 2002
                                                            -----------------
                         Equipment                                 $ 510,000
                         Furniture and fixtures                       40,000
                         Leasehold improvements                       28,000
                                                            -----------------
                                                                     578,000
                         Less: Accumulated depreciation              172,000
                                                            =================
                                                                   $ 406,000
                                                            =================

Note 5 - Stockholders' equity:

                  Preferred Stock - The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of Preferred Stock. None of such Preferred Stock has been designated or issued to date. The Board is authorized to issue shares of Preferred Stock from time to time in one or more series and to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting, terms of redemption and liquidation.

Note 6 - Related Party Transactions:

                  Legal Fees - The Company has incurred legal fees with an officer and director of the Company. These fees approximated $125,000 and $85,000 for the years ended July 31, 2002 and 2001, respectively.

                  Stockholder's Note Receivable - In April 1998, the Company lent $60,000 to its President. The note was paid in full, together with all accrued interest, in January 2002.

                           Consulting  Agreement - In February  2002 the Company
                  entered into a consulting agreement with John H. Klein, effective February 1, 2002 (see Note 7 (d) ). In addition, in February 2002, Mr. Klein was elected as a member and Chairman of the Company's Board of Directors.

Note 7 - Commitments and Contingencies:

                           (a) During January 2002,  the Company  entered into a
                  consulting agreement, and will pay $25,000 per quarter through December 31, 2002 for investor relations with the Trout Group, LLC.

                  (b) The Company entered into an employment agreement with its President for a base salary of $248,500. The agreement provides for annual cost of living adjustments equal to the greater of the increase in the Consumer Price Index or 5% with additional increases and bonuses as shall be approved by the Board. The agreement has a base term of three years, which became effective in January 2002. The agreement is thereafter renewable for additional one-year periods, unless the Company gives notice to the contrary.

                  (c) The Company entered into an employment agreement with its Chief Financial Officer for a base annual salary of $125,000. The agreement provides for annual cost of living adjustments equal to the greater of the increase in the Consumer Price Index or 5% with additional increases and bonuses as shall be approved by the Board. The agreement has a base term of three years, which became effective in January 2002. The agreement is thereafter renewable for additional one-year periods, unless the Company gives notice to the contrary.

                  (d) The Company entered into an employment agreement with its Vice President Corporate Development for a base annual salary of $120,00, later increased by an amendment to $180,000. The agreement as amended has a base term of three years, which became effective in December 2001. The agreement is thereafter renewable for additional one-year periods, unless the Company gives notice to the contrary.

                  In addition, the agreement granted the employee 1,050,000 non plan options to purchase shares of the Company's common stock at an exercise price of $0.75 per share; as of the date of this report 700,000 of such options had vested.

                  (e) The Company entered into a consulting agreement with its Chairman for a base annual retainer of $300,000, plus reimbursement of various expenses and certain success fees. The agreement has a base term of one year, which became effective in February 2002. The agreement is thereafter renewable for additional one-year periods, unless the Company gives notice to the contrary. In addition, the agreement granted the Chairman 1,000,000 non plan options to purchase shares of the Company's common stock at an exercise price of $2.40 per share; as of the date of this report none of such options had vested.

                  (f) The Company entered into an employment agreement with its Vice President Formulation Development for a base annual salary of $110,000. The agreement provides for annual cost of living adjustments equal to the greater of the increase in the Consumer Price Index or 5% with additional increases and bonuses as shall be approved by the Board. The agreement has a base term of three years, which became effective in May 2002. The agreement is thereafter renewable for additional one-year periods, unless the Company gives notice to the contrary. In addition, the agreement granted the employee 150,000 non plan options to purchase shares of the Company's common stock at an exercise price of $3.02 per share; as of the date of this report none of such options had vested.

                  Leases - In August 2000, the Company entered into a 5-year lease agreement, effective October 2000, for approximately
                  4,500 square feet of office, laboratory and manufacturing space. Annual rent is approximately $63,000 plus real estate taxes, currently estimated to be approximately $11,000 annually. Previously, the Company rented office space on a month to month basis. Rent expense for the Company totaled approximately $75,000 and $69,000 for the years ended July 31, 2002, and 2001 respectively.

                  Government Regulation - The development, manufacture and commercialization of pharmaceuticals are subject to extensive regulation by various federal and state government entities. The Company cannot determine the impact of government regulations on the development of its delivery systems.

Note 8 - Income Taxes:


                  No provision for current and deferred income taxes is required for the years ended July 31, 2002 and 2001.

                           The  significant  components  of  the  Company's  net
                  deferred tax asset are summarized as follows:

                                                                  July 31
                                                       -----------------------------
                                                          2002              2001
                                                       -----------       -----------
Differences between the cash basis of accounting
for income tax reporting and the accrual basis
for financial reporting purposes                       $        --       $   (27,000)

 Net operating loss carryforwards                        2,890,000         2,003,000
                                                       -----------       -----------
                                                         2,890,000         1,976,000

Valuation allowance                                      2,890,000         1,976,000
                                                       -----------       -----------
Net deferred tax asset                                 $        --       $        --
                                                       ===========       ===========

                  The following is a reconciliation of income tax benefit computed at the 34% statutory rate to the provision for income taxes:


                                                 ------------------------------
                                                    2002                2001
                                                 -----------        -----------
Federal Tax at statutory rate                    $ 1,459,000        $   377,000
State Income Tax                                     257,000
                                                                         48,000
Non deductible; options issued for services         (802,000)                --
                                                 -----------        -----------
Valuation allowance                                 (914,000)          (425,000)
                                                 -----------        -----------
                                                 $        --        $        --
                                                 ===========        ===========


                  A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's prior history of recurring losses, that a full valuation allowance is appropriate at July 31, 2002 and 2001.

                  At July 31, 2002, the Company has federal and state net operating loss carryforwards for financial reporting and income tax purposes of approximately $7,900,000 and $5,5000,000, respectively, which can be used to offset current and future taxable income through the year 2023.

Note 9 - Stock Options:

                  At July 31, 2002, the Company had three plans to allow for the issuance of stock options and other awards, the 1992 Stock Option Plan, the 1997 Stock Option Plan and the 1998 Stock
                  Option Plan (the "Plans"). The total number of shares of common stock reserved for issuance, either as incentive stock options ("ISO's") under the Internal Revenue Code or as non-qualified options, under the 1992 and 1997 Plans is 500,000 shares each and 1,075,000 under the 1998 Plan. ISOs may be granted to employees and officers of the Company and non-qualified may be granted to consultants, directors, employees and officers of the Company. Options to purchase Company's common stock could not be granted at a price less than the fair market value of the common stock at the date of grant and will expire not more than ten years from the date of grant. ISOs granted to a 10% or more stockholder could not be for less than 110% of fair market value or for a term of more than 5 years.

                  The Company uses the intrinsic value method prescribed by APB Opinion No. 25 to measure compensation expense. If the fair value method had been used to measure compensation expense as prescribed by SFAS No. 123, net loss would have increased by $1,440,000 or $.13 per share to $5,730,000 or $.51 per share for fiscal 2002. There were no options granted in fiscal 2001.

                  The fair value of options granted in fiscal 2002 were estimated at the date of grant using a Black-Sholes option model with the following weighted-average assumptions, respectively: risk-free interest rates of 5.7% yield of 0.0% volatility factors of the expected market price of the Company's Common Stock of 99% and a weighted-average expected life of the options of five (5) to ten (10) years.

                  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. When the Company shares were not traded publicly, the employee stock options had characteristics significantly different from those of publicly traded options. Because changes in the subjective input assumptions can materially affect fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single estimate of the fair value of its employee stock options.

                  Information with respect to stock option activity is as follows (in thousands, except exercise price amounts):


                                                                        Outstanding Options
                                                                     -----------------------------
                                             Options Available      Number of       Weighted Average
                                                 for Grant           Options          Exercise Price
                                                 ---------           --------            ---------
Balance at August 1,  2000 ................         --               2,300               $    1.53
Grants ....................................         --                  --                      --
Exercises .................................         --                  --                      --
Cancellations .............................         --                  --                      --
                                                 -----               -----               ---------
Balance at July 31, 2001 ..................         --               2,300                    1.53
Additional Shares reserved ................         --                  --                      --
                                                 2,475
Grants ....................................      3,378               3,378                    1.60
Exercises .................................         10                  10                     .63
Cancellations .............................      1,190               1,190                    1.42
                                                 -----               -----               ---------
Balance at July 31, 2002 ..................        277               4,478               $    1.61
                                                 =====               =====               =========
Option price per share:  $.63 - $3.18
Options exercisable:  3,328,000


The following table summarizes significant ranges of outstanding and exercisable options at July 31, 2002 (in thousands, except exercise price amounts):

                                              Outstanding Options                        Options Exercisable
                                 ----------------------------------------------     -------------------------------
Range of Exercise Prices          Options         Weighted          Weighted         Options       Weighted
                                                   Average          Average
                                                  Remaining         Exercise                       Average
                                                Life in Years         Price                        Exercise Price
                                 ----------     --------------      -----------     ----------     ----------------
$0.01 - $1.00..............          2,030                6.7            $ .74          2,030                $ .74
$1.01 - $2.00..............            860                4.1             1.84            860                 1.84
$2.01 - $3.00..............          1,188                9.5             2.44            188                 2.63
$3.01 - $4.00..............            400                9.7             3.12            250                 3.18
                                 ----------     --------------      -----------     ----------     ----------------
                                     4,478                7.2            $1.61          3,328                $1.38
                                 ==========     ==============      ===========     ==========     ================


     In addition to stock options issued by the Company under the Plans, the Company has reserved 11,364,781 shares of common stock for non-plan options and warrants as detailed below.

     Non-plan Options and Warrants - At July 31, 2002 there were outstanding the following classes and numbers of instruments exercisable for Common Stock:

     A. 680,000 Class A Warrants, issued in connection with the Public Offering, exercisable until November 2002, to purchase a like number of shares of Common Stock at an exercise price of $5.80 per share.

     B. 68,000 warrants, issued to the Underwriter in connection with the Public Offering, exercisable until November 2002, to purchase 68,000 units, each consisting of one share of Common Stock and one Class A Warrant at an exercise price of $9.74 per unit. Each Class A Warrant included in the units is exercisable on the same terms as is described above in paragraph A.

     C. 2,700,000 stock options, not issued under any of the plans, as follows:

     o 300,000 options each issued on November 19, 1997, vesting immediately, to the Company's President and former Chairman of the Board of Directors, for a total of 600,000, having an exercise price of $1.84 per share, issued in connection with their respective employment agreements in June 1997, exercisable until November 2007.

     o 700,000 options issued in December 2001, vesting immediately, to the Company's Vice President for Corporate Development, in connection with his employment agreement, exercisable until December 2011. There is a contingency in that employment agreement which, if satisfied, would result in the issuance of an additional 350,000 options; the Company has reserved shares to meet that contingency.

     o 1,000,000 options issued in February 2002, vesting in three equal installments beginning in February 2003, to the Company's present Chairman in connection with his consulting agreement, having an exercise price of $2.40 per share, exercisable until January 2012.

     o 250,000 options issued in April 2002, vesting immediately, to a consultant to provide investment banking assistance to the Company. These options have an exercise price of $3.18 per share, exercisable until April 2012.

     o 150,000 options issued in May 2002, vesting in three equal installments beginning November 15, 2002, to the Company's Vice President Formulation Development, in connection with his employment agreement, having an exercise price of $3.02 per share, exercisable until May 2012.

     D. 60,000 warrants issued to a public relations company, exercisable until January 2007 at a price of $2.00.

     E. 4,000,000 warrants issued to an investor, in connection with the fiscal year 2002 private placement, exercisable until December 2008 at a price of $.75.

     F. 2,666,667 warrants issued to an investor, in connection with the fiscal year 2002 private placement, exercisable until December 2009 at a price of $.75.

     G. 200,000 warrants issued to a consulting company, exercisable until January 2010 at a price of $1.00.

     H. 200,000 warrants issued to each of two consulting companies, for a total of 400,000, exercisable until November 2010 at a price of $.75.

     I. 240,114 warrants at $.75 per share issued to broker/dealers in connection with the fiscal year 2001 private placement. 50,000 of such warrants expire in October 2010, and remaining warrants (190,114 shares) expire in May 2011.

     Note 10 -  Subsequent Events:

     In October 2002 the Company issued 75,000 options under the 1998 option plan and 200,000 Non-Options Plan to its President. These options vest immediately, have an exercise price of $1.30 and expire during October 2007.

     In November, 2002, the Company decided to extend for one year the expiration date of its publicly traded warrants (i.e. to November 18, 2003). All other provisions of the warrants remain unchanged.

-----------------------------------------------------------  --------------------------------------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED
IN THIS DOCUMENT.  WE HAVE NOT AUTHORIZED ANYONE TO
PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.  THIS
DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE
SECURITIES.  THE INFORMATION IN THIS DOCUMENT MAY ONLY BE
ACCURATE ON THE DATE OF THIS DOCUMENT.                                         NOVADEL PHARMA INC.

         ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY
KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO                 DISTRIBUTION OF 4,257,242 SHARES OF
IMPAIR OUR BUSINESS OPERATIONS.  THE RISKS AND                                     COMMON STOCK
UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS
AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL
HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON
STOCK.  THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT
THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND                          _______________
WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT.
                                                                                    PROSPECTUS
                                                                                 ----------------

















                                                                                  ________, 2003

-----------------------------------------------------------  --------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

         Article Ninth of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Article Tenth provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 145 of the GCL.

         The effect of the foregoing is to require NovaDel to the extent permitted by law to indemnify the officers and directors of NovaDel for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of NovaDel, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NovaDel pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We currently have liability insurance coverage for our officers and directors.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:


         SEC registration fee....................................$    722.12
         Printing and engraving expenses.........................$  2,500.00
         Accounting fees and expenses............................$  5,000.00
         Attorneys' fees and expenses............................$ 35,000.00
         Transfer agent's fees and expenses......................$  4,000.00
         Miscellaneous...........................................$  2,777.88
                                                                  ----------


                  Total..........................................$ 50,000.00
                                                                  ----------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Set forth below is information regarding the issuance and sales of NovaDel's common stock without registration during the last three years. Other than as set forth below, no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.


         In June 2003, we issued 206,206 shares to a former employee upon cashless exercise of outstanding options. The sale was made in reliance on
Section 3(a)(9) of the Act.


         In April and May 2003, we sold units (consisting of common stock and warrants) to accredited investors. Investors we issued one warrant for each four shares. We issued a total of 3,200,345 shares (at $1.50 per share) and 800,095 warrants (exercisable at $2.00 per share). The securities were sold through Paramount Capital, Inc. We paid Paramount approximately $360,000 in commission fees and issued to them 160,017 warrants exercisable at $1.65 per share and 40,004 warrants exercisable at $2.00 per share. These sales were made in reliance on Section 4(2) and on Regulation D of the Act.

         In May 2003, we issued 13,329 shares to a holder of warrants, upon exercise of warrants held by it. The sale was made in reliance on Section 4(2) of the Act.

         In December 2002, we issued 13, 770 shares to holders of warrants, upon exercise of warrants held by them. The sales were made in reliance of Section 4(2) of the Act.

         In August 2002, we issued 85,922 shares to holders of warrants (via cashless exercise of warrants to purchase 136,482 shares). The sale was made in reliance on Section 3(a)(9) of the Act.

         In July 2002, we issued 7,765 shares to a former employee upon cashless exercise of outstanding options. The sale was made in reliance on Section 3(a)(9) of the Act.

         During July 2002, we issued 35,106 shares of common stock (via cashless exercise of warrants to purchase 48,142 shares). The sales were made in reliance of Section 3(a)(9) of the Act.

         During June 2002, we issued 14,379 shares of our common stock (via cashless exercise of warrants to purchase 19,216 shares). The sale was made in reliance of Section 3(a)(9) of the Act.

         During March 2002, we issued 2,666,667 units (each consisting of one share of common stock and one warrant to purchase a share of common stock at $.75 per share) at $.75 per unit, to an accredited investor pursuant to Section 4(2) of the Act.

         During December 2001, we issued 4,000,000 units (each consisting of one share of common stock and one warrant to purchase a share of common stock at $.75 per share) at $.75 per unit, to an accredited investor pursuant to Section 4(2) of the Act.

         In May 2001, we issued 1,843,663 shares of our common stock, in a private placement, at $.75 per share, to accredited investors. The sales were made in reliance of Section 4(2) of the Act. We paid $138,275 in commissions in connection with that transaction.

         In October 2000, we issued 3,937 shares of our common stock to an investor relations firm. The sale was made in reliance on Section 4(2) of the Act.

ITEM 27.  EXHIBITS

EXHIBIT        NAME
NUMBER         ----
------
               INCORPORATED DOCUMENTS                           SEC EXHIBIT REFERENCE
               ----------------------                           ---------------------
2.1            Agreement of Merger dated as of October 29,      As filed with the Registrant's Preliminary  Proxy
               1998                                             Statement on October 20, 1998, File No. 000-23399

3.1            Certificate of Incorporation of the              As filed with the Registrant's Preliminary  Proxy
               Registrant, as amended                           Statement on October 20, 1998, File No. 000-23399

3.2            Bylaws of the Registrant, as amended             As filed with the Registrant's Preliminary  Proxy
                                                                Statement on October 20, 1998, File No. 000-23399

4.1            Form of Warrant Agreement relating to Public     As filed with the Registrant's Form SB-2, on
               Warrants                                         October 31, 1997, File No. 333-33201

4.3            Form of Class A Warrant Certificate              As filed with the Registrant's Form SB-2, on
                                                                October 31, 1997, File No. 333-33201

4.4            Form of Underwriters' Option Agreement           As filed with the Registrant's Form SB-2, on
                                                                October 31, 1997, File No. 333-33201

5.1            Opinion of Brown Rudnick Berlack Israels LLP*

10.1           Employment Agreement with Harry A. Dugger,       As filed with the Registrant's Form SB-2, on
               III, Ph.D.                                       April 15,2002, File No. 333-86262

10.2           Employment Agreement with John J. Moroney        As filed with the Registrant's Form SB-2, on
                                                                October 3, 1997, File No. 333-33201

10.3           Agreement dated December 7, 1996 between the     As filed with the Registrant's Form SB-2, on
               Registrant and Altana, Inc.                      August 8, 1997, File No. 333-33201

10.4           Registrant's 1992 Stock Option Plan              As filed with the Registrant's Form SB-2, on
                                                                August 8, 1997, File No. 333-33201

10.5           Form of Option Agreement under the 1992 Stock    As filed with the Registrant's Form SB-2, on
               Option Plan                                      October 3, 1997, File No. 333-33201

10.6           Registrant's 1997 Stock Option Plan              As filed with the Registrant's Form SB-2, on
                                                                August 8, 1997, File No. 333-33201

10.7           Form of Option Agreement under the 1997 Stock    As filed with the Registrant's Form SB-2, on
               Option Plan                                      October 3, 1997, File No. 333-33201

----------

EXHIBIT        NAME
NUMBER         ----
------
               INCORPORATED DOCUMENTS                           SEC EXHIBIT REFERENCE
               ----------------------                           ---------------------
10.8           Agreement with Rapid Spray (Clemastine) dated    As filed with the Registrant's Form SB-2, on
               June 2, 1992                                     August 8, 1997, File No. 333-33201

10.9           Agreement with Rapid Spray (Nitroglycerin)       As filed with the Registrant's Form SB-2, on
               dated June 2, 1992                               August 8, 1997, File No. 333-33201

10.10          Agreement with Creative Technologies, Inc.       As filed with the Registrant's Form SB-2, on
               dated December 26, 1996                          October 3, 1997, File No. 333-33201

10.11          Registrant's 1998 Stock Option Plan              As filed with the Registrant's Preliminary  Proxy
                                                                Statement on October 20, 1998,
                                                                File No. 000-23399

10.12          Employment Agreement with Donald P. Cox, Ph.D.   As filed with the Registrant's Form 10-KSB on
                                                                October 28, 1999, File No. 000-23399

10.13          Employment Agreement with Kenneth Cleaver,       As filed with the Registrant's Form 10-KSB on
               Ph.D.                                            October 28, 1999, File No. 000-23399

10.14          Amendment to Consulting Agreement with Saggi     As filed with the Registrant's Form 10-KSB on
               Capital Corp. dated March 25, 1998               October 28, 1999, File No. 000-23399

10.15          Agreement with Altana, Inc., dated December 7,   As filed with the Registrant's Form 10-KSB/A on
               1996                                             September 26, 2001, File No. 000-23399

10.16          Agreement with CLL Pharma dated February 12,     As filed with the Registrant's Form 10-KSB/A on
               1998                                             September 26, 2001, File No. 000-23399

10.17          Agreement with Nace Resources, Inc., dated       As filed with the Registrant's Form 10-KSB/A on
               December 29, 1997, together with Amendment       September 26, 2001, File No. 000-23399
               Number 1 dated February 9, 1998; Amendment
               Number 2 dated November 29, 1999; and,
               Amendment Number 3, dated May 5, 2000

10.18          Agreement with PolyMASC Pharmaceuticals plc,     As filed with the Registrant's Form 10-KSB/A on
               dated July 25, 2000                              September 26, 2001, File No. 000-23399

10.19          Authorization to proceed with Innovex, Inc.      As filed with the Registrant's Form 10-KSB/A on
               and Novartis Pharmaceuticals Corp., dated June   September 26, 2001, File No. 000-23399
               15, 2000

10.20          Consulting Agreement with John Klein.            As filed with the Registrant's Form SB-2, on
                                                                April 15,2002, File No. 333-86262

EXHIBIT        NAME
NUMBER         ----
------
               INCORPORATED DOCUMENTS                           SEC EXHIBIT REFERENCE
               ----------------------                           ---------------------
10.21          Employment Agreement with Robert Galler.         As filed with the Registrant's Form SB-2, on
                                                                April 15,2002, File No. 333-86262

10.22          Employment Agreement Amendment No. 1 with        As filed with the Registrant's Form SB-2, on
               Robert Galler                                    April 15,2002, File No. 333-86262

10.23          Employment Agreement with Donald Deitman.        As filed with the Registrant's Form SB-2, on
                                                                April 15,2002, File No. 333-86262

10.24          Common Stock and Warrant Purchase Agreement      Incorporated by Reference to Schedule 13D filed
               dated December 12, 2001.                         on December 21, 2001 by Lindsay A. Rosenwald, M.D.

10.25          Amendment No. 1 to Common Stock and Warrant      As filed with the Registrant's Form SB-2, on
               Purchase Agreement                               April 15,2002, File No. 333-86262


10.26          Employment Agreement with Mohammed Abd           As filed with the Registrant's Form SB-2 on
               El-Shafy, Phd.                                   September 3, 2002, File No. 333-86262

10.26          Employment Agreement with Gary A. Shangold.      As filed with the Registrant's Quarterly Report
                                                                of Form 10-QSB for the six month period ending
                                                                January 31, 2003
10.27          Amendment No. 1 to Employment Agreement with     As filed with the Registrant's Quarterly Report
               Gary A. Shangold                                 of Form 10-QSB for the six month period ending
                                                                January 31, 2003
10.28          Lease Agreement with Macedo Business Park, II,   As filed with the Registrant's Quarterly Report
               LLC                                              on Form 10-QSB for the nine month period ending
                                                                April 30, 2003.
10.29          Amendment No. 1 to Lease Agreement with Macedo   As filed with the Registrant's Quarterly Report
               Business Park, II, LLC                           on Form 10-QSB for the nine month period ending
                                                                April 30, 2003.
10.30          Employment Agreement with Barry C. Cohen         As filed with the Registrant's Quarterly Report
                                                                on Form 10-QSB for the nine month period ending
                                                                April 30, 2003.
11.1           Computation of earnings per share                As filed with the Registrant's Form SB-2, on July
                                                                17, 2003, File No. 333-107122

23             Consent of Wiss & Company LLP*


*              Filed herewith

ITEM 28.          UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a) To include any prospectus required by section
                  10(a)(3) of Securities Act.

                           (b) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(B) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (c) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hunterdon, State of New Jersey, on September 10, 2003.

                            NOVADEL PHARMA INC.

                            By: /s/Gary Shangold
                                -----------------------------------------------
                                 Gary Shangold, M.D., President, CEO & Director


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                    TITLE                                              DATE

/s/ Gary Shangold                       President, Chief Executive Officer (Principal      September 10, 2003
-------------------                     Executive Officer) and Director
Gary Shangold


/s/ Donald Deitman                      Chief Financial Officer                            September 10, 2003
-------------------                     (Principal Financial Officer)
Donald Deitman

/s/ Harry A. Dugger III                 Chief Scientific Officer                           September 10, 2003
-----------------------
Harry A. Dugger III


/s/John Klein                           Chairman of the Board                              September 10, 2003
----------------------
John Klein

/s/ Robert F. Schaul                    Secretary and Director                             September 10, 2003
--------------------
Robert F. Schaul

/s/ William F. Hamilton                 Director                                           September 10, 2003
---------------------------
William F. Hamilton

/s/ Lawrence J. Kessel                  Director                                           September 10, 2003
--------------------------
Lawrence J. Kessel

/s/ Mark H. Rachesky                    Director                                           September 10, 2003
--------------------
Mark H. Rachesky